Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

JHP GROUP HOLDINGS, INC.,

PAR PHARMACEUTICAL COMPANIES, INC.,

JUNIPER MERGECO, INC.

and

WP JHP REPRESENTATIVE, LLC, solely in

its capacity as the Representative

January 17, 2014

Table of Contents

(Continued)

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Table of Contents

(Continued)

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INDEX OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Certificate of Incorporation
Exhibit D	Form of Bylaws
Exhibit E	Form of Escrow Agreement
Exhibit F	Reference Statement & Illustrative Working Capital Calculation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 17, 2014, is made by and among JHP Group Holdings, Inc., a Delaware corporation (the “Company”), Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Parent”), Juniper Mergeco, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent (the “Merger Sub”), and WP JHP Representative LLC solely in its capacity as the representative for the Company’s shareholders (the “Representative”). The Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Representative, shall be referred to herein from time to time as a “Party” and collectively as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of the Company, the Parent and the Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, the Company and the Securityholders are delivering to Parent and the Merger Sub the Written Consent; and

WHEREAS, the Boards of Directors of the Company and the Merger Sub have each determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving company (the “Surviving Company”).

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into a right to receive an amount in cash equal to the sum of:

(i) the Liquidation Value of such share of Preferred Stock (rounded down to the nearest penny);

(ii) the Per Share Closing Residual Cash Consideration multiplied by the Preferred Share Common Equivalent; and

(iii) the Per Share Additional Merger Consideration multiplied by the Preferred Share Common Equivalent.

The aggregate consideration to which holders of Preferred Stock become entitled pursuant to this Section 1.02(a) is referred to herein as the “Preferred Stock Merger Consideration.”

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Restricted Stock, Excluded Shares and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the sum of:

(i) the Per Share Closing Residual Cash Consideration; and

(ii) the Per Share Additional Merger Consideration.

The aggregate consideration to which holders of Common Stock become entitled pursuant to this Section 1.02(b) is referred to herein as the “Common Stock Merger Consideration”.

(c) Each share of Restricted Stock which is outstanding and unvested immediately prior to the Effective Time shall vest in connection with the transactions contemplated hereby to the extent provided by the terms of the Company Equity Plan and the applicable Restricted Stock Agreement or any other applicable agreement pursuant to which such Restricted Stock was granted and, if so vested, all restrictions with respect thereto shall lapse immediately prior to the Effective Time. Each share of Restricted Stock that is vested as of the Effective Time shall be converted into the right to receive an amount in cash, less applicable withholding Taxes, equal to the sum of:

(i) the Per Share Closing Residual Cash Consideration; and

(ii) the Per Share Additional Merger Consideration.

Each share of Restricted Stock that remains outstanding and unvested as of the Effective Time (but after giving effect to any vesting that occurs pursuant to the first sentence of this Section 1.02(c)) shall be immediately forfeited for no consideration and cancelled as of the Effective Time. The aggregate consideration to which holders of Restricted Stock become entitled pursuant to this Section 1.02(c) is referred to herein as the “Restricted Stock Merger Consideration.”

(d) Each share of Common Stock and each share of Preferred Stock, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (“Excluded Shares”).

(e) Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

1.03 Effect on Options.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or of any Securityholder, (i) each Option that is outstanding immediately prior to the Effective Time and that is not an In-the-Money Option shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, without any payment of any consideration therefor; and (ii) each In-the-Money Option shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, and in consideration therefor, the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Option Consideration. The Company shall, prior to the Effective Time, take all commercially reasonable actions as are reasonably necessary in order to effectuate the actions contemplated by this Section 1.03; provided that such actions shall expressly be conditioned upon the consummation of the Merger and each of the other transactions contemplated hereby and shall be of no force or effect if this Agreement is terminated.

(b) The Closing Option Consideration payable to the holders of In-the-Money Options pursuant to Section 1.03(a) above shall be paid through the Company’s payroll system on the first normal payroll date of the Company on or following the Effective Time (and in any event within three (3) Business Days following the Closing Date), and the remaining portion of the Option Consideration payable to the holders of In-the-Money Options and any other amounts received by the Representative pursuant to this Agreement that is payable to the holders of In-the-Money Options and, at the request of the Representative, paid to the Surviving Company for payment through the Surviving Company’s payroll system on the first normal payroll date of the Surviving Company (and in any event within three (3) Business Days following such request) following each such time as any such Option Consideration becomes payable to such holder, if any. In the event that any portion of the Option Consideration is payable to a former employee of the Company, the Representative and the Company shall cooperate to make the payments (subject to Section 1.13) due to such former employee in a reasonable manner without placing an unreasonable burden on the Representative or the Company.

1.04 Exchange of Company Stock; Paying Agent. The Paying Agent shall effect the exchange of cash for the shares of Company Stock that are outstanding as of immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02. In connection with such exchange, by no later than ten (10) Business Days prior to the Closing Date (unless such ten Business Day period is waived or shortened by the Representative), the Paying Agent shall provide each holder of Company Stock with a Letter of Transmittal, substantially in the form of Exhibit B attached hereto, with such changes as may be required by the Paying Agent and reasonably acceptable to the Parent and the Representative (a “Letter of Transmittal”). Prior to the Closing Date, the Paying Agent, the Parent and the Representative shall enter into a customary paying agent agreement in a form reasonably acceptable to the Parent and the Representative (the “Paying Agent Agreement”). At the Effective Time, the Parent shall transfer to the Paying Agent via wire transfer of immediately available funds, cash in an amount equal to the Closing Payment Amount. The Paying Agent shall hold such funds and deliver them in accordance with the terms and conditions hereof and the terms and conditions of the Paying Agent Agreement. Each holder of Company Stock outstanding as of immediately prior to the Effective Time may deliver a duly executed and completed Letter of Transmittal and, after the Effective Time, the Paying Agent shall promptly deliver or cause to be delivered to such holder a wire transfer in an amount equal to the amount of cash to which such holder is entitled under Section 1.02 (less the applicable portions of the Adjustment Escrow Amount and the Representative Amount) to the account(s) designated by such holder in such holder’s Letter of Transmittal; provided, that the Paying Agent shall deliver or cause to be delivered such amounts on the Closing Date to any holder of Company Stock that has delivered a duly executed and completed Letter of Transmittal to the Paying Agent at least two (2) Business Days prior to the Closing Date. Except for interest that may be payable pursuant to the terms of the Escrow Agreement for any Escrow Securityholder, in no event shall any holder of Company Stock who delivers a Letter of Transmittal be entitled to receive interest on any of the funds to be received in the Merger. All fees and expenses of the Paying Agent shall be paid by the Parent. Any Company Stock held by a Securityholder that has delivered a Letter of Transmittal to the Company pursuant to this Section 1.04 shall not be transferable on the books of the Company without the Parent’s prior written consent. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of

Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any shares of Company Stock presented to the Surviving Company or the Parent for any reason shall be converted into the consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon. Any portion of the funds held by the Paying Agent pursuant to this Agreement that remains undistributed to the holders of Company Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holder of Company Stock that has not previously complied with this Section 1.04 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Company for payment of its claim for the applicable portion of the Merger Consideration in respect of such Company Stock. Notwithstanding the foregoing, none of the Parent, the Surviving Company nor their Affiliates shall be liable to any Securityholder for any amount paid to any public official pursuant to applicable abandoned property, escheat, or similar laws. Any amount remaining unclaimed by Securityholders three (3) years after the date on which such funds were delivered to the Paying Agent for payment (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

1.05 Representative Amount. Concurrent with the Effective Time, the Parent shall deduct from the Merger Consideration due to the Escrow Securityholders in accordance with the Escrow Securityholders Side Letter, an aggregate amount equal to $1,000,000 or such higher amount as the Representative may designate in writing to the Company and the Parent at least five (5) Business Days prior to the Closing, and such amount shall be delivered by the Parent to the Representative, on behalf of the Escrow Securityholders, at the Closing by wire transfer of immediately available funds to the account(s) designated by the Representative, to satisfy potential future obligations of the Escrow Securityholders to the Representative, including expenses of the Representative arising from the defense or enforcement of claims pursuant to Sections 1.09 and 10.01 (such amount, in the aggregate, the “Representative Amount”). The Representative Amount shall be retained in whole or in part by the Representative for such time as the Representative shall determine in its sole discretion. If the Representative shall determine in its sole discretion to return all or any portion of the Representative Amount to the Escrow Securityholders, it shall deposit such amount with the Paying Agent, for the benefit of the Escrow Securityholders (and any recipients pursuant to Section 10.04), which shall promptly distribute to each Escrow Securityholder its pro rata portion thereof (after deductions for payments pursuant to Section 10.04) based on its Escrow Percentage; provided that to the extent an Escrow Securityholder is a holder of In-the-Money Options, the Representative may deposit with the Surviving Company any portion of such amount payable to such holder of In-the-Money Options, and the Parent shall cause the Surviving Company, through the Surviving Company’s payroll system, on the first normal payroll date of the Surviving Company following such deposit (and in any event within three (3) Business Days following such deposit), to distribute to each such holder the amount specified in instructions received from the Representative and, in such circumstances, the amount deposited with the Paying Agent shall be reduced accordingly.

1.06 Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety in the form attached hereto as Exhibit C until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof and the DGCL. At the Effective Time, the bylaws of the Surviving Company shall be amended and restated to be in the form attached hereto as Exhibit D, until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL.

1.07 Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Company, and the officers of the Company at the Effective Time shall be the officers of the Surviving Company, each such initial director and initial officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.08 Closing Calculations. Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall prepare in good faith and deliver to the Parent a statement, with reasonable supporting detail, setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Reference Time, (b) a calculation of the Company’s estimate of Cash (the “Estimated Cash”), Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”) and Transaction Expenses (“Estimated Transaction Expenses”) and (c) the Preference Amount, the Closing Residual Cash Consideration, the Closing Payment Amount and the aggregate Closing Option Consideration (the “Estimated Closing Statement”). The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with Section 1.14 of this Agreement.

1.09 Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Parent shall deliver to the Representative (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the “Closing Balance Sheet”), and (b) a statement showing the Cash, Indebtedness, Net Working Capital and Transaction Expenses (the “Closing Statement”). The Closing Balance Sheet shall be prepared and Cash, Indebtedness, Net Working Capital and Transaction Expenses shall be determined in accordance with Section 1.14 of this Agreement. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, Net Working Capital and Transaction Expenses, and the related purchase price adjustment contemplated by this Section 1.09 is to measure the amount of Cash, Indebtedness, changes in Net Working Capital and Transaction Expenses, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Cash, Indebtedness, Net Working Capital or Transaction Expenses. After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted full access at reasonable times to review the Surviving Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Closing Statement. The Representative and its accountants and other representatives may make inquires of the Parent, the Surviving Company, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Parent shall use its, and shall cause the Surviving Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If the Representative has any objections to the Closing Statement, the Representative shall deliver to the Parent a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Parent within sixty (60) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties. The Representative and the Parent shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Representative and the Parent shall submit such dispute to a nationally recognized independent accounting firm reasonably acceptable to the Parent and the Representative (the “Dispute Resolution Arbiter”). Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement as being items which the Representative and the Parent are unable to resolve. The Dispute Resolution Arbiter’s determination shall be based solely on the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein and the provisions of this Agreement, including this Section 1.09. The Representative and the Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Closing Statement and the Objections Statement. Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by the Parent and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non-appealable by the Parties hereto. The costs and expenses of the Dispute Resolution Arbiter shall be allocated between the Parent, on the one hand, and the Representative (on behalf of the Escrow Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Representative claims Net Working Capital is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Representative (for the benefit of the Securityholders) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (for the benefit of the Securityholders).

1.10 Post-Closing Adjustment Payment.

(a) If the Final Residual Cash Consideration is greater than the Closing Residual Cash Consideration, (i) the Parent shall promptly (but in any event within two (2) Business Days following the final determination of the Final Residual Cash Consideration) pay to (A) the Paying Agent (for distribution to the Securityholders) the Securityholder Percentage of the amount of such difference by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent and (B) the Surviving Company (for distribution to the holders of the In-the-Money Options) the Optionholder Percentage of the amount of such difference by wire transfer of immediately available funds to an account designated in writing by the Surviving Company and (ii) the Representative and the Parent shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Representative the funds in the Adjustment Escrow Account for the benefit of the Escrow Securityholders (and any recipients pursuant to Section 10.04), and the Representative shall deposit such amount (after deductions for payments pursuant to Section 10.04) with the Paying Agent for the benefit of the Escrow Securityholders, which shall promptly distribute to each Escrow Securityholder its pro rata portion thereof based on its Escrow Percentage.

(b) If the Final Residual Cash Consideration is less than the Closing Residual Cash Consideration, the Parent and the Representative (on behalf of the Escrow Securityholders) shall promptly (but in any event within five (5) Business Days) deliver a joint written instruction to the Escrow Agent to pay to the Parent the absolute value of such difference (the “Shortfall Amount”) by wire transfer of immediately available funds to one (1) or more accounts designated by the Parent to the Representative. The Shortfall Amount shall be paid from the funds available in the Adjustment Escrow Account. In the event that, after such payment is made, the funds available in the Adjustment Escrow Account are in excess of the Shortfall Amount (such excess, the “Adjustment Escrow Excess Amount”), the Representative and the Parent shall simultaneously with the delivery of the instructions described in the first sentence of this Section 1.10(b), deliver joint written instructions to the Escrow Agent to pay to the Representative the Adjustment Escrow Excess Amount for the benefit of the Escrow Securityholders (and any recipients pursuant to Section 10.04), and the Representative shall deposit such amount (after deductions for payments pursuant to Section 10.04) with the Paying Agent for the benefit of the Escrow Securityholders, which shall promptly distribute to each Escrow Securityholder its pro rata portion thereof based on its Escrow Percentage. The Securityholders and the Representative shall not have any liability for any amounts due pursuant to Section 1.09 or this Section 1.10 except to the extent of the funds available in the Adjustment Escrow Account.

1.11 Escrow Account. Concurrent with the Effective Time, the Parent shall deduct from the Merger Consideration due to the Escrow Securityholders in accordance with the Escrow Securityholders Side Letter and deposit $5,000,000 (such amount, the “Adjustment Escrow Amount”) in immediately available funds into an escrow account (the “Adjustment Escrow Account”), such account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form of Exhibit E attached hereto, with such changes as may be required by the Escrow Agent and reasonably acceptable to the Parent and the Representative, to be entered into on the Closing Date by the Parent, the Representative and the Escrow Agent (the “Escrow Agreement”). The amount contained in the Adjustment Escrow Account shall serve as a security for, and the sole and exclusive source of payment of, the Parent’s rights pursuant to Section 1.10, if any. All fees, costs and expenses of the Escrow Agent shall be paid by the Parent.

1.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Common Shareholder or Preferred Shareholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Common Shareholder or Preferred Shareholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such share being a “Dissenting Share,” and such Common Shareholder or Preferred Shareholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.02 but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, pursuant to the exchange procedures set forth in Section 1.04. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give the Parent (a) notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s dissenters’ rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld or delayed).

1.13 Withholding. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Escrow Agent, the Surviving Company, the Representative and the Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Paying Agent, the Escrow Agent, the Surviving Company, the Representative or the Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, the Escrow Agent, the Surviving Company, the Representative or the Parent, as the case may be, made such deduction and withholding. At least five (5) Business Days prior to the Closing, the Paying Agent, the Escrow Agent, the Surviving Company and the Parent shall (i) notify the Representative of any anticipated withholding (other than backup withholding or withholding of employment taxes), (ii) consult with the Representative in good faith to determine whether such deduction and withholding is required under applicable Tax Law, and (iii) cooperate with the Representative in good faith to minimize the amount of any applicable withholding. The Parent and the Representative each agrees to use its commercially reasonable efforts to cause the Paying Agent to give notice prior to any payment to any Securityholder of an amount payable under this Agreement that the Paying Agent determines will be subject to backup withholding.

1.14 Reference Statement. Exhibit F sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with the Parent, setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of the Preference Amount, Cash, Indebtedness, Net Working Capital and Transaction Expenses prepared and calculated in accordance with this Agreement.

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by the Parent and the Representative; provided that notwithstanding the foregoing, the Parent and the Merger Sub shall not be required to close the transactions contemplated hereby any earlier than February 15, 2014. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a) the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b) in accordance with Section 1.04, the Parent shall deliver, or cause to be delivered, the Closing Payment Amount set forth in the Estimated Closing Statement to the Paying Agent, by wire transfer of immediately available funds to the account(s) designated in writing by the Paying Agent;

(c) in accordance with Section 1.03, the Parent shall deliver, or cause to be delivered, the Closing Option Consideration set forth in the Estimated Closing Statement to the Company, for the benefit of the holders of In-the-Money Options by wire transfer of immediately available funds to the account designated in writing by the Company;

(d) in accordance with Section 1.05, the Parent shall deliver, or cause to be delivered, to the Representative the Representative Amount, by wire transfer of immediately available funds to the account(s) designated in writing by the Representative;

(e) the Parent shall deposit, or cause to be deposited, the Adjustment Escrow Amount into the Adjustment Escrow Account in accordance with the Escrow Securityholders Side Letter;

(f) subject to Section 5.05, the Parent shall repay, or cause to be repaid, on behalf of the Group Companies, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness under the Credit Agreement, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(g) the Parent and the Company shall make such other deliveries as are required by Article VII hereof; and

(h) the Parent shall pay, or cause to be paid, on behalf of the Company, the Transaction Expenses by wire transfer of immediately available funds as directed by the Representative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent as follows, except as set forth in the Disclosure Schedules:

3.01 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

3.02 Subsidiaries. Schedule 3.02 accurately sets forth each Subsidiary of the Company, its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. Each of the Subsidiaries identified on Schedule 3.02 is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.

3.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and, subject to obtaining the Shareholder Approval, no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) Except as set forth on Schedule 3.03(b) and except for (w) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (x) the Shareholder Approval, (y) compliance with and filings under the HSR Act and any other Antitrust Law and (z) any violation, conflict, breach or default resulting solely from the Parent or Merger Sub being party to the transactions contemplated hereby, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby by the Company do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company, (ii) violate or result in a breach of or constitute a violation or default, or require any action by (including any authorization, consent or approval) filing with or notice to any Person or labor union or other employee representative body, or require any offer to purchase or prepayment of any Indebtedness or material liability, in each case under, any Material Contract or any Affiliate Contract (iii) violate any Law to which any of the Group Companies is subject, except where the failure of any of the representations and warranties contained in clauses (ii) or (iii) above to be true would not have a Material Adverse Effect.

(c) Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.04 Capitalization. The authorized capital stock of the Company consists of One Hundred Fifteen Million (115,000,000) shares of Preferred Stock, all of which have been designated “Series A Participating Preferred Stock” (“Preferred Stock”), and One Hundred Forty Million (140,000,000) shares of common stock, par value $0.001 per share (“Common Stock”). On the date hereof, the issued and outstanding shares of capital stock of the Company consists of (A) Ten (10) shares of Common Stock (other than shares of Restricted Stock), (B) Thirteen Million Nine Hundred Forty-Nine Thousand Six Hundred and Four (13,949,604) shares of Restricted Stock and (C) One Hundred Nine Million Eight Hundred Eighty Six Thousand and Twenty Eight (109,886,028) shares of Preferred Stock. All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any relevant state securities Laws or pursuant to valid exemptions therefrom. Except for the exercise or conversion rights that attach to the Options that are listed on Schedule 3.04, and to the Preferred Stock, on the date hereof there are no shares of Common Stock or any other equity security of each Group Company issuable upon conversion or exchange of any issued and outstanding security of each Group Company nor are there any rights, options outstanding or other agreements to acquire shares of Common Stock or any other equity security of each Group Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares that would survive the Closing. No Person is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company that would survive the Closing.

3.05 Financial Statements. The Company’s unaudited consolidated balance sheet as of September 30, 2013 (the “Latest Balance Sheet”) and the related statement of income and cash flows for the nine (9) month period then ended, the Company’s audited consolidated balance sheet as of December 31, 2012 and JHP’s audited balance sheet and statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2012 and December 31, 2011 (the Latest Balance Sheet, the Company’s audited consolidated balance sheet and JHP’s audited balance sheets, collectively, the “Financial Statements”) have been prepared in all material respects in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Group Companies (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures (which, if presented, would not differ materially from those included in the audited financial statements) and (ii) changes resulting from normal year-end adjustments, which are not material.

3.06 Absence of Certain Developments; Undisclosed Liabilities.

(a) (1) Since December 31, 2012, none of the Group Companies has suffered a Material Adverse Effect and (2) during the period from the date of the Latest Balance Sheet to the date of this Agreement, none of the Group Companies has:

(i) effected any recapitalization, reclassification, distribution, equity split or like change in its capitalization;

(ii) subjected any material portion of its properties or assets to any material Lien, except for Permitted Liens;

(iii) sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value;

(iv) sold, assigned or transferred any material patents, trademarks, trade names or copyrights, except in the ordinary course of business;

(v) made any material capital investment in, or any material loan to, any other Person, except in the ordinary course of business or pursuant to any existing agreement or budget;

(vi) amended its Organizational Documents;

(vii) made, changed or revoked any material election in respect of Taxes or material accounting policies of any Group Company, in each case unless required by Law or GAAP, (ii) filed any amended Tax Return, (iii) settled any audit, examination, investigation, dispute or other proceeding in respect of Taxes or (iv) entered into any contract in respect of Taxes with any Governmental Entity; or

(viii) except in the ordinary course of business or as required by any Company Employee Benefit Plan, granted or announced any increase in the salaries, bonuses or other compensation or benefits payable by a Group Company to any of its employees, officers, directors, independent contractors or other service providers.

(b) No Group Company has any material Liability of a nature that would be required to be disclosed on the face of the Financial Statements or specifically described in the notes thereto in accordance with GAAP (as in effect on the date hereof) and were not so disclosed, except for Liabilities (i) accrued or specifically reserved against in the Latest Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet or (iii) incurred in connection with this Agreement or the transactions contemplated hereby.

3.07 Real Property.

(a) Schedule 3.07(a) contains a true and complete list of all leases, licenses, subleases and occupancy agreements, together with all amendments thereto (the “Real Property Leases”), with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Group Companies for any purpose (the “Leased Real Property”). The Real Property Leases are in full force and effect, and a Group Company holds a valid and existing leasehold interest under each such Real Property Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws, and subject to Permitted Liens. The Company has delivered or made available to the Parent complete and accurate copies of each of the Real Property Leases, and none of such Real Property Leases have been modified as of the date hereof in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Parent. To the Company’s knowledge, there is no current default in any material respect, nor any condition that with the passage of time or provision of notice would reasonably be expected to constitute a material default, under any of the Real Property Leases.

(b) Except as set forth on Schedule 3.07(b), no Group Company owns any real property. With respect to each parcel of real property listed on Schedule 3.07(b) (the “Owned Real Property”), a Group Company holds valid title to such parcel of Owned Real Property, free and clear of all Liens, other than Permitted Liens. The Company has made available to the Parent copies of any title insurance policies (together with copies of any documents of record listed as exceptions to title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of the same. None of the Owned Real Property is subject to any option, lease, license, sublease or other occupancy agreement granting to any third party any right to use, occupy or enjoy any portion of the Owned Real Property or to obtain title to any portion of the Owned Real Property. To the Company’s knowledge, no condemnation, requisition or taking by any public authority has been threatened or contemplated, and no Group Company has received any written notice of any such condemnation, requisition or taking by a Governmental Entity with respect to any part of the Owned Real Property that is material to the Group Companies or the operation or use of such Owned Real Property (as currently operated or used). All improvements on the Owned Real Property constructed by or on behalf of a Group Company were constructed, to the Company’s knowledge, in compliance in all material respects with applicable Laws affecting such Owned Real Property.

3.08 Tax Matters.

(a) Each of the Group Companies has timely filed (or has had filed) all federal, income and other material Tax Returns that it was required to file (or to have filed), taking into account any extensions of time to file. All such Tax Returns are true, correct and complete in all material respects. All Taxes of each Group Company (whether or not shown as owing by any Group Company on any Tax Returns) have been fully and timely paid. There are no Liens with respect to Taxes upon the assets of any Group Company other than Liens described in clause (i) of the definition of Permitted Liens.

(b) No Group Company is the subject of a Tax audit, examination, dispute, investigation, claim or other proceeding with respect to Taxes or Tax Returns of any Group Company. No Group Company has waived any statute of limitations in respect of Taxes, and no Group Company has agreed to or is the beneficiary of any extension of time with respect to any Tax deficiency or any adjustment to any Tax Return that may be made.

(c) No Group Company has any liability for Taxes of any Person (other than any of the Group Companies) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by contract or otherwise or (iii) pursuant to any Tax sharing or allocation agreement or arrangement (other than any commercial contracts entered into in the ordinary course of business that do not relate primarily to Taxes). No Group Company has been a member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which is a Group Company).

(d) No Group Company has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(e) All Taxes which each Group Company is obligated to withhold from amounts owing to any employee, creditor, stockholder or third party have been fully withheld and timely paid to the appropriate Governmental Entity, and the Group Companies have complied in all material respects with all applicable reporting and recordkeeping requirements.

(f) No written claim has been made by any Tax authority in a jurisdiction where any Group Company does not file Tax Returns that it is or may be subject to Tax by or required to file Tax Returns in such jurisdiction.

(g) No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) No Group Company has made any payments, or has been or is a party to any Contract that could result (alone or in connection with any other event) in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404 or that would be required to be included by any Person in gross income under Code Section 409A(a)(1)(A).

(i) No closing agreements, private letter rulings or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of any Group Company. No Group Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

3.09 Contracts and Commitments.

(a) Except as set forth on Schedule 3.09(a) and except for agreements entered into by any Group Company after the date hereof in accordance with Section 5.01, no Group Company is party to any:

(i) material agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a material Lien on any material portion of the assets of the Group Companies or any other material contract relating to Indebtedness;

(ii) material guaranty of any obligation for borrowed money or other material guaranty;

(iii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $500,000;

(iv) lease or agreement under which it is lessor of, or permits any third party to hold or operate any personal property, for which the annual rental exceeds $500,000;

(v) Contract or group of related Contracts with the same party for the purchase of products or services that provide for annual payments by a Group Company in excess of $1,000,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet;

(vi) Contract or group of related Contracts with a customer or distributor that provides annual net revenues (based on the trailing twelve (12) month period ending on the date of the Latest Balance Sheet) to the Group Companies in excess of $1,000,000;

(vii) material license or royalty agreement relating to the use of any third party intellectual property (other than commercially available software);

(viii) Contract binding upon any Group Company that includes a covenant not to compete restricting the activities of any Group Company or any Contract which grants any Person any exclusivity or “most favored nation” right, right of first refusal or right of first offer or similar restrictions;

(ix) Contract (a) that is in respect of any employment, independent contractor, retention, severance or change of control arrangement, in each case that provides for annual compensation in excess of $225,000 or (b) with any labor union or other employee representative body;

(x) Contract relating to any acquisition, disposition, consolidation or merger by or with any Person (other than the Purchase and Sale Agreement or pursuant to this Agreement); or

(xi) Contract under which any Group Company is or may be obligated to indemnify, defend or hold harmless any current or former director or officer of any Group Company (other than the Purchase and Sale Agreement or pursuant to this Agreement).

(b) The Parent either has been supplied with, or has been given access to, a true and correct copy of all written Contracts that are required to be listed on Schedule 3.09(a) (collectively, the “Material Contracts”). Each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid and binding on each Group Company that is a party thereto, as applicable, and is in full force and effect, except where the failure to be in full force and effect is not material.

(c) As of the date of this Agreement, (i) no Group Company has materially violated or breached, or committed any material default under, any Material Contract; (ii) to the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Material Contract; and (iii) no event has occurred and is continuing through any Group Company’s actions or inactions that will result in a violation or breach of any of the provisions of any Material Contract.

3.10 Intellectual Property.

(a) All registrations and applications for material Intellectual Property owned by any Group Company, or licensed to any Group Company, as of the date hereof are set forth on Schedule 3.10(a) (the “Company IP”). With respect to each patent and patent application of the Company IP, to the knowledge of the Company: (i) the current inventorship identified on the records of the relevant Government Entity patent office is complete and correct in all material respects and (ii) all required disclosure of prior art and other facts that are material to patentability have been timely submitted to the applicable Government Entity patent office. Except as set forth on Schedule 3.10(a), to the knowledge of the Company, the Group Companies own all right, title and interest in

(or have the right to use pursuant to a written license agreement), free and clear of Liens, all material Intellectual Property necessary to conduct the business of the Group Companies as currently conducted. To the knowledge of the Company, all Persons who have made a material technical or other inventive contribution to Company IP have assigned to one of the Group Companies all of such Person’s Intellectual Property rights in such Company IP.

(b) Schedule 3.10(b) identifies all products and services currently offered for sale or planned for marketing and sale in the six (6) month period following Closing each of the Group Companies (“Company Products”). Except for any nonconformance with clauses (i), (ii) and (iii) below that would not have a Material Adverse Effect, and except as disclosed on Schedule 3.10(b): (i) during the three (3) year period prior to the date of this Agreement, no Group Company has received any written notice, complaint or other assertion of infringement or misappropriation from any third party with respect to any Intellectual Property and (ii) to the knowledge of the Company, no Group Company has infringed or misappropriated any Intellectual Property of any Person. To the knowledge of the Company, except as disclosed on Schedule 3.10(b), the making, using, selling, offering for sale, and importation of the Company Products does not infringe any valid, issued United States or European patent of any Person. Except as disclosed on Schedule 3.10(b), to the knowledge of the Company, no Person has infringed or misappropriated any Company IP. Except with respect to applications for registration of Company IP undertaken in the normal course of prosecution and examination by the relevant Government Entity, no Action is pending or, to the knowledge of the Company, threatened, which challenges the validity, scope, enforceability, use, or ownership of Company IP, nor to the knowledge of the Company do any grounds exist for any such Action. No Action is pending by the Group Companies which challenges the validity, scope, enforceability, use, or ownership of another Person’s Intellectual Property.

(c) Schedule 3.10(c) identifies under separate title each agreement, whether written or oral, (i) under which a Group Company licenses an item of Intellectual Property owned by any Person other than a Group Company (the “Inbound IP Contracts”), other than licenses to use commercially available off-the-shelf software, and (ii) under which a Group Company has granted any Person any right or interest in any material Intellectual Property, including any right to use or any covenant not to sue (the “Outbound IP Contracts”). Schedule 3.10(c) identifies all royalty payments (or other payments) that any Group Company is obligated to make to any Person in consideration for the use of Intellectual Property. Schedule 3.10(c) identifies all open source computer code contained in or used in the development of Company IP or Company Products and the licensor and license agreement under which such code was obtained. Except as identified on Schedule 3.10(c), none of the Company IP, Company Products, or Group Companies are subject to any agreement that would require a Group Company to divulge Technology to any Person.

(d) The Group Companies have taken commercially reasonable steps to maintain the confidentiality of its material confidential information and trade secrets. The Group Companies have provided the Parent with accurate and complete copies of all material internal written information security policies, standards and procedures, and the most recent written third party or internal assessments of the Group Companies’ information security programs. To the knowledge of the Company, no Group Company has received any notice of any security breach or unauthorized acquisition or access of (i) Personal Information or confidential business information that is in the custody or control of any Group Company or (ii) any information security system of any Group Company.

3.11 Litigation. There is no, and since December 31, 2012 there has not been any, legal action, suit, arbitration, claim, charge, complaint, audit, investigation or proceeding (whether federal, state, local or foreign) (“Action”) pending, at Law or in equity, or before or by any Governmental Entity, or threatened in writing against any Group Company or their respective properties, assets or business that would reasonably be expected to have a material effect on the Group Companies as a whole. As of the date hereof, no Group Company is subject to any material settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”).

3.12 Governmental Consents, etc. Except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (ii) the filing of he Certificate of Merger with the Secretary of State of the State of Delaware, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except where the failure of providing any such notice, report or filing would not have a Material Adverse Effect. Except with respect to the expiration or termination of the waiting period under the HSR Act, no material consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth, as of the date hereof, each Company Employee Benefit Plan that is subject to ERISA, and each other material Company Benefit Plan. True and complete copies (or a written summary of any unwritten plan) of all material Company Employee Benefit Plans have been provided or made available to the Parent or its representatives prior to the date hereof, including, but not limited to, any trust instruments or other funding arrangement and any summary plan descriptions or employee handbooks. The Company Employee Benefit Plans are and have been operated and administered in all material respects in compliance with their terms and with the requirements of ERISA, the Code and all other applicable Law.

(b) No Group Company by reason of its affiliation with any member of such Group Company’s “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred, or is reasonably expected to incur, any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law except as would not have a Company Material Adverse Effect. Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification. No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA) has occurred with respect to any Company Employee Benefit Plan that could reasonably be expected to result in material liability to the Group Companies. No Company Employee Benefit Plan is (i) subject to Title IV of ERISA or (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, and neither any Group Company nor any member of its Controlled Group has at any time in the past six (6) years sponsored or contributed to, or has or has had any material liability or obligation in respect of, any such arrangement. To the knowledge of the Company, neither any Group Company nor any member of such Group Company’s Controlled Group has any liability under Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA (contingent or otherwise) that remains unsatisfied.

(c) None of the Group Companies has any obligations for post-retirement health and life benefits under any Company Employee Benefit Plan (or under any other agreement), except as may be required under the Consolidated Omnibus Reconciliation Act of 1985, as amended, or pursuant to an employment agreement set forth on Schedule 3.13(a).

(d) Each Company Employee Benefit Plan subject to Section 409A has been adopted and administered in operational compliance with the requirements of Section 409A and the guidance and regulations promulgated thereunder. To the knowledge of the Company, the exercise price of each Option was no less than the fair market value on the date of grant (all determined in accordance with Section 409A).

(e) Except as set forth on Schedule 3.13(e) or as provided by the terms of any Company Employee Benefit Plan listed on Schedule 3.13(a), none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (a) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (b) increase or otherwise enhance any benefits otherwise payable by any Group Company, (c) result in the acceleration of the time of payment or vesting of any such benefits, (d) increase the amount of compensation due to any Person, or (e) result in the forgiveness in whole or in part of any outstanding loans made by any Group Company to any Person.

3.14 Insurance. Schedule 3.14 lists each material insurance policy maintained by the Group Companies as of the date hereof. All such insurance policies of the Group Companies are in full force and effect, and no Group Company is in material default with respect to its obligations under any of such insurance policies. To the Company’s knowledge, there is no material claim pending regarding any Group Company under any of such policies as to which coverage has been questioned, denied, or disputed by the underwriters of such policies.

3.15 Compliance with Laws.

(a) Except as set forth on Schedule 3.15(a), as of the date hereof, each of the Group Companies is in compliance with all applicable Laws of applicable Governmental Entities, except where the failure to comply would not have a Material Adverse Effect. Except as set forth on Schedule 3.15(a), as of the date hereof, all approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Group Companies are in the possession of the Group Companies, are valid and in full force and effect and are being complied with, except for such Permits the failure of which to be in the possession of, or to be in compliance with, would not have a Material Adverse Effect and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, or adversely modify any such Permit. Except as set forth on Schedule 3.15(a), as of the date hereof, there is no material investigation, proceeding or disciplinary action (including fines) currently pending, or to the knowledge of the Company, threatened in writing against any Group Company by a Governmental Entity.

(b) To the extent applicable, each of the Group Companies is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act. None of the Group Companies and, to the Company’s knowledge, none of their directors, officers, employees or agents is subject to any United States sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the United States Treasury Department or is a person on the list of “Specially Designated Nationals and Blocks Persons” or, except as would not be material to the Group Companies taken as a whole. None of the Group Companies and, to the Company’s knowledge, none of their directors, officers, employees or agents is knowingly financing, directly or indirectly, the activities of any Person currently the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC or as otherwise would not be material to the Group Companies taken as a whole.

3.16 Regulatory Matters.

(a) Except as set forth on Schedule 3.16(a), since December 31, 2012 through the date hereof, the Group Companies have not received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any similar foreign Governmental Entity alleging or asserting noncompliance with any Permits or applicable Laws.

(b) The Company has filed with the FDA and any similar foreign Governmental Entity all required material filings, declarations, listings, registrations, reports or submissions, including any adverse event reports. All such material filings, declarations, listings, registrations, reports or submissions were correct and complete, in each case, in all material respects, and in material compliance with applicable Laws when filed, and no deficiencies have been asserted by any applicable Governmental Entity with respect to any such filings, declarations, listing, registrations, reports or submissions, except for (i) additional information that the FDA has requested in connection with the submissions set forth on Schedule 3.16(b), and (ii) similar requests for additional information that the FDA has made in connection with any of the Company’s new drug applications, abbreviated new drug applications, supplements to an approved new drug application or abbreviated new drug application, or postmarketing commitments or requirements, in each case that the Company has addressed and resolved.

(c) Except as would not be reasonably expected to have a Material Adverse Effect and, except as set forth on Schedule 3.16(c), the Group Companies have not initiated or conducted any recall, market withdrawal, safety alert, warning, or other action relating to an alleged defect or lack of safety or efficacy of any product and, to the Company’s knowledge, there are no facts which would cause any such action.

(d) The Group Companies have not, and to the Company’s knowledge, none of their officers, employees, agents, or clinical investigators has made or caused to be made any untrue statement of material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed any other act that establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy set forth in the FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) and the Group Companies are not the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to such policy.

(e) None of the Group Companies and, to the Company’s knowledge, their officers, employees, agents, or clinical investigators has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar Law or exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

3.17 Environmental Compliance and Conditions.

(a) The Group Companies have obtained and possess all material Permits required under federal, state and local Laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the date hereof, including all such Laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (such Laws and regulations, the “Environmental and Safety Requirements”).

(b) The Group Companies and their facilities are and have been in material compliance with all terms and conditions of such Permits, and are and have been in material compliance with all other Environmental and Safety Requirements and any written notice or demand letter issued, entered, promulgated or approved thereunder. To the knowledge of the Company, there has been no release of hazardous materials or petroleum at any property currently or formerly owned, occupied or operated by any Group Company, which release could reasonably be expected result in any material liability under the Environmental and Safety Requirements.

(c) No Group Company has received, within the two (2) year period prior to the date hereof, any written notice of any action, suit, proceeding, investigation or request for information regarding any Group Company’s compliance with or violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation relating to the Company, its Subsidiaries or their facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved and which could reasonably be expected to result in any material liability under Environmental and Safety Requirements.

(d) The Company has made available to Parent all material reports, studies, correspondence and other documents in the Company’s possession and control regarding potential liabilities of any Group Company under Environmental and Safety Requirements or regarding the environmental condition of any properties currently or formerly owned, occupied or operated by any Group Company

3.18 Affiliated Transactions. No officer, member of the board of directors or Affiliate of any Group Company or any individual in such officer’s or director’s immediate family is a party to any Contract or transaction with any Group Company, in each such case, that has been material to the Company or that, since December 31, 2012, contains a Group Company obligation that will survive the Closing, or has any interest in any property used by any Group Company (each such arrangement, an “Affiliate Contract”).

3.19 Employees.

(a) Each Group Company is, and since December 31, 2012 has been, in material compliance with all applicable Laws, Contracts, policies, plans and programs relating to employment, employment practices, and terms and conditions of employment, including, without limitation, wages, hours, the classification of employees and independent contractors, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, the payment withholding of Taxes, and the termination of employment, including, but not limited to, any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and similar state or local Law. There are no material Actions against or with respect to any Group Company pending or, to the knowledge of the Company, threatened to be brought or filed by or with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or engagement of, or termination of employment or engagement by, any Group Company of any current or former applicant, employee or independent contractor. Each Group Company, as applicable, has complied and is in compliance in all material respects with all applicable Laws and regulations regarding occupational safety and health standards.

(b) Except as disclosed on Schedule 3.19(b)(i) no Group Company is a party to, or otherwise subject to, any collective bargaining agreement or other Contract with any labor union or other employee representative body, (ii) no such Contract is presently being negotiated, (iii) to the knowledge of the Company, no efforts are being made to organize, employees of any Group Company by any labor union or other employee representative body, (iv) no employee of any Group Company is represented by any labor union or other employee representative body, (v) to the knowledge of the Company, no petition has been filed or proceedings instituted by any labor union or other employee representative body with any Governmental Entity seeking recognition or certification as the bargaining representative of employees of any Group Company and (vi) there is no labor dispute, work slowdown, picketing or strike pending, or to the knowledge of the Company, threatened against any Group Company, and there have been no such disputes or activities for the past three years.

(c) True and complete information as to the name, current job title and current compensation of all current executive officers of the Group Companies has been provided to the Parent or its representatives. As of the date hereof, to the knowledge of the Company, no current executive or key employee has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Group Company within the next twelve (12) months.

3.20 Brokerage. Except for fees and expenses of Persons listed on Schedule 3.20, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company for which the Parent or the Surviving Company would be liable following the Closing.

3.21 Vote Required. The Shareholder Approval is the only vote of any class or series of the Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

3.22 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company that:

4.01 Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to the knowledge of the Parent, threatened, action for the dissolution, liquidation or insolvency of either the Parent or the Merger Sub.

4.02 Authorization. The execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Violation. Subject to (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) compliance with and filings under the HSR Act and any other Antitrust Law, neither the Parent nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, which would be breached or violated in any material respect by the Parent’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.04 Governmental Consents, etc. Except for (i) the applicable requirements of the HSR Act and any other Antitrust Law and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither the Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Litigation. As of the date hereof, there is no Action pending or, to the Parent’s knowledge, threatened against the Parent or the Merger Sub at Law or in equity, or before or by any Governmental Entity, which would have a Parent Material Adverse Effect. The Parent and/or the Merger Sub are not subject to any outstanding Order.

4.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Parent or the Merger Sub.

4.07 Financing. The obligations of the Parent and the Merger Sub under this Agreement are not subject to any conditions regarding the Parent’s, the Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby. The Parent has provided to the Company a true and complete copy of the commitment letter, dated as of January 17, 2014 (the “Debt Financing Commitment”), from Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Lenders” and together with their respective affiliates and their respective officers, employees, directors, partners, controlling parties, advisors, agents and representatives, the “Financing Sources”), pursuant to which the Lenders have agreed, subject to the terms and conditions set forth in the Debt Financing Commitment, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement, related fees and expenses to be incurred by the Parent and the Merger Sub in connection therewith and for the other purposes set forth therein (the “Debt Financing”). As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and constitutes a valid, binding and enforceable obligation of the Parent and, to the knowledge of the Parent, the other parties thereto. As of the date of this Agreement, the Debt Financing Commitment has not been amended or modified. As of the date of this Agreement, the commitments contained in the Debt Financing Commitment have not been withdrawn or rescinded in any respect. There are no side letters or other agreements, arrangements, contracts or understandings (except for customary fee letters and engagement letters; true and complete copies of any such fee letters that include “market flex” or other provisions affecting the terms or conditions of the Debt Financing have been provided to the Company, with only fee amounts and certain other terms (none of which would reduce the aggregate amount or affect the conditionality of the Debt Financing) redacted) relating to the Debt Financing to which the Parent, the Merger Sub or any of their respective Subsidiaries are a party other than as expressly set forth in the Debt Financing Commitment. The Parent has fully paid any and all commitment and other fees in connection with the Debt Financing Commitment that are due as of the date of this Agreement. Except as otherwise set forth in or contemplated by the Debt Financing Commitment and except for the payment of customary fees, there are no conditions precedent related to the funding of the full amount of the Debt Financing. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Parent, Merger Sub, or, to the knowledge of the Parent, any of the other parties to the Debt Financing Commitment under the Debt Financing Commitment. Subject to the satisfaction of the conditions contained in Section 7.01 hereof, as of the date of this Agreement, the Parent has no reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Financing Commitment will not be satisfied or that the Debt Financing will not be made available to the Parent on the Closing Date. Assuming (i) the satisfaction of the conditions in Section 7.01 hereof and (ii) the Debt Financing is funded in accordance with its conditions, upon funding of the Debt Financing Commitment, the Parent and the Merger Sub will have on the Closing Date, together with the Parent and Company cash, funds sufficient to pay the Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Debt Financing Commitment) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including all related fees and expenses.

4.08 Purpose. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Parent.

4.09 Solvency. Assuming any estimates, projections or forecasts that the Company has made available to the Parent prior to the date hereof have been prepared in good faith based on assumptions that were and continue to be reasonable, to the knowledge of the Parent, immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Company and each of its Subsidiaries shall (i) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (ii) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Group Company.

4.10 Parent Entity. As of the date hereof, and at all times prior to the Effective Time, TPG Partners VI L.P. is and shall be the “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder) of Parent and Merger Sub.

4.11 Disclosures. As of the date hereof, there is no Law or other requirement applicable to the Parent or Merger Sub that would require the filing or disclosure of this Agreement in a manner that would cause this Agreement or the terms hereof to be generally available to the public.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth on Schedule 5.01 of the Disclosure Schedules, (ii) if the Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as otherwise contemplated by this Agreement, (1) the Company shall use its commercially reasonable efforts to conduct its business and the businesses of its Subsidiaries in the ordinary course of business, preserve the present business operations, organization and goodwill of the Company and its Subsidiaries and preserve the present relationships with customers and suppliers of the Company and its Subsidiaries; provided, that, notwithstanding the foregoing or clause (2) of this Section 5.01, the

Company may use available cash to repay any Indebtedness or to make cash dividends on or prior to the Reference Time; and (2) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) except for issuances as may result from the exercise of Options or the conversion of Preferred Stock, upon the vesting of shares of Restricted Stock, or for issuances of replacement certificates for shares of Company Stock and except for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

(b) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(c) amend its Organizational Documents or any of its Subsidiaries’ organizational documents;

(d) make any redemption, purchase or acquisition of any of its or any of its Subsidiaries’ equity interests (other than with respect to the repurchase of Company Stock (including any Options or shares of Restricted Stock) from former employees of a Group Company pursuant to existing agreements or any Company Employee Benefit Plan);

(e) sell, assign, acquire or transfer any material portion of its tangible assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value;

(f) sell, assign, transfer, abandon or exclusively license any Intellectual Property;

(g) voluntarily terminate, modify, renew or materially amend any Material Contract (or any Contract that if entered into prior to the date hereof would constitute a Material Contract), or enter into or adopt any Material Contract (or any Contract that if entered into prior to the date hereof would constitute a Material Contract) other than in the ordinary course of business with respect to those Contracts described in Sections 3.09(a)(v) and 3.09(a)(vi);

(h) make any material capital investment in, or any material loan to, any other Person, except in the ordinary course of business or pursuant to any existing agreement or budget;

(i) make any material capital expenditures or commitments therefor, except (x) in the ordinary course of business and (y) for such capital expenditures or commitments therefor that are reflected in the Company’s current budget;

(j) enter into or amend any Contract with any of its managers, officers and employees outside the ordinary course of business except pursuant to any agreement set forth on the Disclosure Schedules;

(k) except in the ordinary course of business or as required under the terms of any Company Employee Benefit Plan, (A) grant or announce any incentive awards or any increase in the salaries, bonuses or other compensation and benefits payable by a Group Company to any of its employees, officers, directors, independent contractors or other service providers; (B) materially increase the benefits under any Company Employee Benefit Plan; (C) enter into or amend any employment, change in control, severance, retention or similar contract, policy or arrangement with any officer, employee, independent contractor, other service provider or other agent of any Group Company (other than offer letters providing for at-will employment without post-termination obligations with newly-hired employees who are hired in the ordinary course of business); (D) terminate or materially amend any Company Employee Benefit Plan or adopt any arrangement for the current or future benefit or welfare of any officer or employee of any Group Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof; or (E) hire or engage, or commit to hire or engage, any employee, independent contractor or other service provider, except for “at-will” employees with an annual salary of less than $100,000 that are hired to replace an employee who has resigned or been terminated for cause or on account of death or disability;

(l) settle any Action if (i) the amount payable by any Group Company in connection therewith would exceed $500,000 or (ii) that would involve an admission of liability or consent to non-monetary relief or would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of any Group Company;

(m) cancel any material third party indebtedness owed to any Group Company or incur, assume, guarantee or otherwise become liable in respect of any Indebtedness for borrowed money, other than the borrowings in existence on the date hereof (including any borrowings available under the Credit Agreement) and set forth in the Disclosure Schedules, provided that such Indebtedness shall be repaid in full at or prior to the Closing;

(n) grant any material discounts, credits or rebates to any customer or supplier of any Group Company other than in the ordinary course of business;

(o) (i) make, change or revoke any material election in respect of Taxes or material accounting policies of any Group Company, in each case unless required by Law or GAAP, (ii) file any amended Tax Return, (iii) settle any audit, examination, investigation, dispute or other proceeding in respect of Taxes or (iv) enter into any contract in respect of Taxes with any Governmental Entity; or

(p) agree or commit to do anything prohibited by this Section 5.01.

Nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. The Group Companies’ failure to take any action prohibited by this Section 5.01 shall not be a breach of this Section 5.01 or any other provisions of this Agreement.

5.02 Access to Books and Records. Subject to Section 6.06, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide the Parent and its authorized representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records of the Group Companies in order for the Parent to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that (a) in exercising access rights under this Section 5.02, the Parent and the Parent’s Representatives shall not be permitted to interfere unreasonably with the conduct of the business of any Group Company and (b) the Company may elect to limit, or cause any Group Company to limit, disclosure of any information to certain Persons designated as a “clean team” by the Parent (which Persons must be reasonably acceptable to the Company). Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third party confidentiality obligations to which any Group Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 shall qualify or limit any representation or warranty set forth herein or the conditions to Closing set forth in Section 7.01(a). The Parent acknowledges that the Parent is and remains bound by the Confidentiality Agreement between Par Pharmaceutical, Inc. and the Company dated November 6, 2013 (the “Confidentiality Agreement”).

5.03 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.02); provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company in the event the Closing does not occur. The parties acknowledge and agree that nothing contained in this Section 5.03 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement.

5.04 Exclusive Dealing. Except in connection with any issuance of shares of Preferred Stock or Common Stock pursuant to an Option, the vesting of shares of Restricted Stock or any issuance permitted under Section 5.01, during the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, neither the Company nor the Representative shall take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Parent and the Parent’s Representatives) concerning any purchase of a majority of the outstanding

Company Stock or any merger, sale of substantially all of the assets of the Group Companies or similar transactions involving the Group Companies (other than assets sold in the ordinary course of business) (each such transaction, an “Acquisition Transaction”); provided that this Section 5.04 shall not apply to the Company or the Representative in connection with Securityholder communications related to the transactions contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and its authorized Representatives) conducted heretofore with respect to any Acquisition Transaction.

5.05 Payoff Letters and Lien Releases. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to deliver to the Parent customary payoff letters in connection with the repayment of the Indebtedness outstanding under the Credit Agreement in accordance with Section 2.02(f) and to make arrangements for the holders of such Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, customary Lien releases to the Parent as soon as practicable after the Closing.

5.06 Written Consent; Consents. Substantially concurrently with the execution and delivery of this Agreement, the Company shall deliver to the Parent the Written Consent. The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date any consents and approvals set forth on Schedule 3.03(b); provided, that the Company shall not be required to (i) expend any sums or incur any expenses in connection with obtaining any such consents or approvals or (ii) agree to any terms that would be binding on the Group Companies if the Closing does not occur. Parent and Merger Sub acknowledge and agree that, notwithstanding the Company’s obligations under this Section 5.06, the obtaining of any such consent or approval shall not be a condition to the Closing.

5.07 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement the Company has knowledge of any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant that would cause the conditions set forth in Section 7.01(a) or Section 7.01(b), as applicable, not to be satisfied as of the Closing Date, the Company shall disclose to the Parent such breach. Notwithstanding any provision in this Agreement to the contrary, unless the Parent provides the Company with a termination notice within five (5) days after disclosure of such breach by the Company (which termination notice may only be delivered if the Parent is entitled to terminate the Agreement pursuant to Section 9.01(b)), the Parent shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 7.01(a) or Section 7.01(b).

5.08 Section 280G Approval. As soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company shall use its commercially reasonable efforts to (i) obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such

Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the stockholders of the Company to the extent and in the manner required under Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Prior to soliciting such waivers and approvals, the Company shall provide drafts of such waivers and such stockholder approval materials to the Parent for the Parent’s review and approval, which such approval shall not be unreasonably withheld, conditioned or delayed. To the extent any of the Waived 280G Benefits were not approved by the equity holders of the Company as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing Date, the Company shall deliver to the Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.08 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

5.09 Financing. Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use its reasonable best efforts to cause the Company Representatives to use their reasonable best efforts, to provide cooperation to Parent and Merger Sub as may be reasonably required in connection with the Debt Financing (which for purposes of this Section 5.09 shall include any offering of senior unsecured notes of the Parent issued to refinance the Senior Bridge Facility (as defined in the Debt Commitment Letter), including (i) providing to Parent and Merger Sub from time to time information regarding the Company and its Subsidiaries reasonably requested by the Financing Sources and reasonably available to the Company and assisting with the preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda, lender and investor presentations, bank information memoranda and similar documents), business projections and other marketing documents required in connection with the Debt Financing (all such documents and materials, collectively the “Offering Documents”) and identifying any portion of any information contained in any Offering Documents that constitutes material non-public information as to any Group Company; (ii) furnishing all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, but in each case, solely as relating to the Company and its Subsidiaries to the extent reasonably requested by Parent and Merger Sub; (iii) using reasonable best efforts to obtain (A) customary evidence of authority, customary officer’s certificates and customary insurance certificates, in each case, as reasonably requested by Parent or Merger Sub and (iv) assisting in the execution and delivery of, and the preparation of one or more credit agreements (or joinders thereto), pledge and security documents and other definitive financing documents as may be reasonably requested by Parent so long as such agreements, indentures and documents do not become effective prior to the Closing; provided, however, that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; and provided, further, that notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee prior to the Effective Time, (B) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing prior to the

Effective Time,(C) be required to incur any other liability in connection with the Debt Financing prior to the Effective Time, (D) be required to deliver any audited financial statements, to the extent not available to the Company, or (E) be required to deliver or obtain opinions of internal or external counsel. The Company hereby consents to the use of its and its Subsidiaries’ logos in marketing materials for the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for any reasonable out-of-pocket expenses (including reasonable attorney’s fees) incurred by the Company or any of its Affiliates in connection with the cooperation of the Company contemplated by this Section 5.09. Parent and Merger Sub shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Debt Financing Commitment or in any definitive agreement relating to the Debt Financing. Parent and Merger Sub acknowledge and agree that, notwithstanding the Company’s obligations under this Section 5.09, neither the obtaining of the Debt Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Debt Financing is a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing or the completion of any such issuance, subject to the satisfaction of the conditions set forth in Section 7.01.

5.10 Regulatory Filings. The Company shall, (i) promptly cooperate with Parent in connection with the preparation of the filings and submissions to be made under the HSR Act and any other applicable Antitrust Laws with respect to the jurisdictions set forth on Schedule 6.04(a) in connection with the consummation of the transactions contemplated herein (which filings and submissions shall seek early termination if made pursuant to the HSR Act and the equivalent, if available, with respect to any such other applicable Antitrust Laws) and make any such filings and submissions in the manner and timing as required by applicable Law (and in any event within five (5) Business Days (assuming that Parent has filed or is simultaneously making its filing required under Section 6.04)) and (ii) promptly provide or cause to be provided the notices or filings set forth on Schedule 6.04(b). In connection with the consummation of the transactions contemplated herein, the Company shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. The Company shall diligently assist and cooperate with the Parent in preparing and filing any and all written communications that are to be submitted to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by any Group Company in connection with the transactions contemplated hereby, which assistance and cooperation shall include: (i) timely furnishing to the Parent all information concerning the Parent and/or its Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval; (ii) promptly providing the Parent with copies of all written communications to or from any Governmental Entity relating to any Antitrust Law; provided that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; and provided further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (iii) keeping the

Parent reasonably informed of any communication received or given in connection with any proceeding by the Company, in each case regarding the Merger; and (iv) permitting the Parent to review and incorporate the Parent’s reasonable comments in any communication given by it to any Governmental Entity or in connection with any proceeding related to the HSR Act, in each case regarding the Merger. The Company shall not initiate, or participate in any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under the HSR Act without giving the Parent reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion.

ARTICLE VI

COVENANTS OF THE PARENT

6.01 Access to Books and Records. From and after the Closing until the five (5) year anniversary of the Closing Date, the Parent shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Representative, the Parent shall not, and shall not permit the Surviving Company or its Subsidiaries to, for a period of five (5) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative such books and records or any portion thereof which the Parent or the Company may intend to destroy, alter or dispose of.

6.02 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement the Parent has knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, the Parent shall disclose to the Company such breach. Notwithstanding any provision in this Agreement to the contrary, unless the Company provides the Parent with a termination notice within five (5) days after disclosure of such breach by the Parent (which termination notice may only be delivered if the Company is entitled to terminate the Agreement pursuant to Section 9.01(c)), the Company shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 7.02(a) or Section 7.02(b).

6.03 Indemnification of Officers and Directors of the Company.

(a) From and after the Closing, the Parent shall, and shall cause the Surviving Company and each of their respective Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of a Group Company

(each, a “D&O Indemnified Party”), against all Losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of a Group Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Group Companies pursuant to their respective organizational documents and indemnification agreements of the Company, if any, in existence on the date hereof with any D&O Indemnified Party.

(b) For a period of six (6) years after the Closing and at all times subject to applicable Law, (i) the Parent shall not (and shall not cause or permit any Group Company or any of the Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of the Group Companies and (ii) the Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the Company as of the date hereof (the “Current Policies”) (provided, that the Parent may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or prior to the Closing; provided, however, that the Parent shall not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed three hundred percent (300%) of the premiums paid as of the date hereof by or on behalf of the Company for the Current Policies (the “Premium Amount”), and if such premiums for such insurance would at any time exceed the Premium Amount, then the Parent shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Amount. Notwithstanding the foregoing, prior to the Closing and in satisfaction of the Parent’s foregoing obligations under this Section 6.03, each of the Parent and the Company shall be permitted to purchase (at the Parent’s expense, and without duplication) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy (the “D&O Tail”), effective as of the Closing, providing, for a period of six (6) years after the Closing, the coverage and amounts, and terms and conditions, contemplated by the foregoing sentence of this Section 6.03(b); provided, that the Company shall not pay an aggregate amount for such D&O Tail in excess of the Premium Amount unless such excess amount is paid on behalf of the Company. From and after the Closing, the Parent shall (and/or shall cause the Group Companies or its other subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.03(b), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

(c) The Parent agrees to pay, or to cause the Surviving Company or any of its Subsidiaries to pay, all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.03.

(d) If the Parent, the Surviving Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Parent or the Surviving Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Parent or the Surviving Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.03.

(e) With respect to any indemnification obligations of the Parent and/or the Company pursuant to this Section 6.03, Parent hereby acknowledges and agrees (i) that it and the Company shall be the indemnitors of first resort with respect to all indemnification obligations of Parent and/or the Company pursuant to this Section 6.03 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(f) The provisions of this Section 6.03 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her successors, heirs and representatives and shall be binding on all successors and assigns of the Parent and the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.04 Regulatory Filings. The Parent shall, promptly (i) (and in any event within five (5) Business Days) after the date hereof, make or cause to be made all filings and submissions under the HSR Act and any other applicable Antitrust Laws with respect to the jurisdictions set forth on Schedule 6.04(a) in connection with the consummation of the transactions contemplated herein (which filings and submissions shall seek early termination if made pursuant to the HSR Act and the equivalent, if available, with respect to any such other applicable Antitrust Laws) and (ii) provide or cause to be provided the notices or filings set forth on Schedule 6.04(b). In connection with the consummation of the transactions contemplated herein, the Parent shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. Notwithstanding anything herein to the contrary, the Parent shall cooperate in good faith with any Governmental Entities and undertake promptly any and all action required to complete the transactions contemplated by this Agreement expeditiously and lawfully, including, but not limited to, (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an Order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of Actions by or with respect to any Group Company or its businesses or assets, by consenting to such Action by the Company and provided, that any such Action may, at the discretion of the Company, be conditioned upon consummation of the Merger). Without limiting the generality of the foregoing, if a suit or other Action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Parent and the Merger Sub shall use their best efforts to avoid, resist, resolve or, if necessary, defend such suit or action and shall afford the Company a reasonable opportunity to participate therein. The Parent shall diligently assist and cooperate with the Company in preparing and filing any and all written communications that are to be submitted to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by any Group Company in connection with the transactions contemplated hereby, which assistance and cooperation shall include: (i) timely furnishing to the Company all information concerning the Parent and/or its Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval; (ii) promptly providing the Company with copies of all written communications to or from any Governmental Entity relating to any Antitrust Law; provided that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; and provided further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (iii) keeping the Company reasonably informed of any communication received or given in connection with any proceeding by Parent or Merger Sub, in each case regarding the Merger; and (iv) permitting the Company to review and incorporate the Company’s reasonable comments in any communication given by it to any Governmental Entity or in connection with any proceeding related to the HSR Act, in each case regarding the Merger. Neither the Parent nor the Merger Sub shall initiate or participate in any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under the HSR Act without giving the Company reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion. The Parent shall be responsible for all filing fees under the HSR Act and under any other Antitrust Laws applicable to the Parent.

6.05 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Parent and the Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 7.01). The parties acknowledge and agree that nothing contained in this Section 6.05 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Parent’s and/or Merger Sub’s respective obligations under this Agreement.

6.06 Contact with Customers and Suppliers. The Parent and the Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of the Agreement, it is not authorized to, and shall not (and shall not permit any of its representatives or Affiliates to) contact and communicate with the employees, customers, providers, service providers and suppliers of any Group Company without the prior consultation with and written approval of the Company’s Chief Executive Officer or the Representative, which shall not be unreasonably withheld, conditioned or delayed); provided, however, that this Section 6.06 shall not prohibit any contacts by the Parent or the Parent’s representatives with the customers, providers, service providers and suppliers of any Group Company in the ordinary course of business unrelated to the transactions contemplated hereby.

6.07 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment (subject to any market flex provisions applicable thereto that have been disclosed in writing to the Company), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, (ii) negotiate definitive agreements with respect thereto on the terms and subject only to the terms and conditions contemplated by the Debt Financing Commitment (subject to any market flex provisions set forth in the fee letter related thereto) or on other terms no less favorable in the aggregate to Parent and Merger Sub (as determined in the reasonable judgment of the Company), (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in order for Parent to obtain the Debt Financing set forth in the Debt Financing Commitment and the definitive agreements that are within their respective control and (iv) cure any defaults or events of default under the Existing Credit Agreement (as defined in the Debt Financing Commitment). If all conditions to the Debt Financing Commitment have been satisfied, Parent shall use its reasonable best efforts (including through litigation pursued in good faith) to cause the Lenders to fund on the Closing Date the Debt Financing required to consummate the Merger. Parent and Merger Sub shall give the Company prompt written notice of (A) any material breach by any party to any Debt Financing Commitment of which Parent or Merger Sub becomes aware or (B) the receipt, on or prior to the Closing Date, of any written notice or other written communication from any financing source with respect to any breach, default, termination or repudiation by any party to the Debt Financing Commitment or any definitive document related to the Debt Financing. Parent shall not, and shall not permit any of its Affiliates to, take any action not otherwise required or expressly permitted under this Agreement that is a breach of, or would result in termination of, the Debt Financing Commitment. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and (i) on terms and conditions that are not in the aggregate less favorable to Parent than those set forth in the Debt Financing Commitment on the date of this Agreement and (ii) that does not impose new or additional conditions or contigencies or otherwise expand, amend or modify any of the conditions or contingencies in the Debt Financing Commitment (unless such conditions precedent or contingencies would not be reasonably expected to prevent or materially hinder or delay the consummation of the Merger).

(b) Notwithstanding anything contained in this Section 6.07 or in any other provision of this Agreement, each of Parent and Merger Sub shall have the right from time to time to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing Commitment and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided, that any such amendment, restatement, replacement, supplement or other modification to or waiver of any provision of the Debt Financing Commitment that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not, without the prior written consent of the Company, (i) reduce the aggregate amount of the Debt Financing or (ii) impose new or additional conditions or contingencies or otherwise expand, amend or modify any of the conditions or contingencies to the Debt Financing (unless such conditions precedent or contingencies would not be reasonably expected to prevent or materially hinder or delay the consummation of the Merger. Parent shall promptly deliver to the Company true and complete copies of any such amendment, restatement, replacement, supplement, modification, substitution or waiver; provided that Parent and Merger Sub may replace, amend, supplement or modify the Debt Financing Commitment for the purpose of adding agents, coagents, lenders, arrangers, joint bookrunners or other Persons that have not executed the Debt Financing Commitment as of the date hereof, in each case in accordance with the Debt Financing Commitment as of the date hereof so long as such replacement, amendment, supplement or modification is otherwise in compliance with this Section 6.07(b).

(c) For purposes of the Agreement (other than with respect to representations made by Parent and Merger Sub as of the date hereof), references to (x) “Debt Financing” shall include the financing contemplated by the Debt Commitment as permitted to be amended, modified, supplemented, restated, replaced or substituted by Section 6.07(b), (y) “Debt Commitment” shall include any amendment, modification, restatement, supplement and replacement or substitution permitted by Section 6.07(b) and (z) “Lenders” and “Financing Sources” shall include lenders and other financing sources (including underwriters, placement agents and initial purchasers) providing the Debt Financing pursuant to any amendment, modification, restatement, supplement and replacement permitted by Section 6.07(b).

(d) Notwithstanding anything contained in the Confidentiality Agreement or herein, upon notice to the Company, the Parent may provide confidential information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any alternative financing to be entered as provided in this Section 6.07)) subject to the entry by such Persons into customary confidentiality arrangements. The Parties hereto acknolwedge and agree that in order to facilitate the syndication of the Debt Financing, certain materials may be publicly filed with the SEC, provided that such materials shall be information that is customarily delivered by a borrower and reasonably necessary for the preparation of a customary confidential information memorandum for senior unsecured bridge loan financings (it being understood and agreed that such information shall not include any information customarily provided by an investment bank in the preparation of such a confidential information memorandum) and that determination of such information shall be made by the Parent in consultation with the Company.

6.08 Parent’s Solvency. If the Parent is obtaining financing from a third party in connection with the transaction contemplated hereby, the Parent shall furnish or cause to be furnished to the Company and the Representative copies of any solvency opinions or similar materials obtained by the Parent from third parties in connection with the financing of the transactions contemplated by this Agreement, to the extent contractually permitted by the issuer of such opinion. The Parent shall use commercially reasonable efforts to cause the firms issuing any such solvency opinions to allow the Company to rely thereon. Notwithstanding the foregoing, this Section 6.08 shall not obligate Parent to obtain a solvency opinion if Parent is not required to do so in connection with the Debt Financing.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to the Parent’s and the Merger Sub’s Obligations. The obligations of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a) (i) Each of the Company Fundamental Representations shall be true and correct in all respects (except, with respect to the representations and warranties set forth in Section 3.03, to the extent de minimis) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), (ii) each of the representations and warranties of the Company set forth in the first sentence of Section 3.01, the second sentence of Section 3.02 and Section 3.15(b) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein, if any) at and as of the Closing Date as though made at and as of the Closing Date and (iii) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.06(a)(1) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct has not had, and would not have, a Material Adverse Effect;

(b) The Company shall have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The Merger shall have been approved and this Agreement shall have been adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the DGCL and the Organizational Documents (the “Shareholder Approval”);

(d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(e) No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) The Company shall have delivered to the Parent each of the following:

(i) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a) and 7.01(b), as they relate to the Company, have been satisfied;

(ii) certified copies of resolutions of the requisite shareholders of the Company for the Shareholder Approval approving the consummation of the transactions contemplated by this Agreement (the “Written Consent”);

(iii) a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(iv) certified copies of resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(v) customary payoff letters in connection with the termination and repayment of the Indebtedness outstanding under the Credit Agreement and any other Indebtedness for borrowed money; and

(vi) evidence of termination of the Affiliate Contracts set forth on Schedule 7.02(f)(vi).

(g) There shall not have been a Material Adverse Effect since the date hereof;

(h) The Escrow Agreement and Escrow Securityholders Side Letter shall have been executed and delivered by the parties thereto (other than the Parent); and

(i) If, and only if, the Closing shall not have occurred on or prior to March 30, 2014 (other than as a result of a material breach by Parent or Merger Sub of their obligations under this Agreement, which breach shall have proximately caused the failure of the Closing to occur on or prior to March 30, 2014), the Company shall have delivered to Parent the Company’s audited consolidated balance sheet and related statements of equity, income and cash flows as of December 31, 2013, prepared in all material respects in accordance with GAAP, along with a customary audit opinion from KPMG or another nationally recognized independent accounting firm.

If the Closing occurs, all Closing conditions set forth in this Section 7.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Parent and the Merger Sub.

7.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

(a) (i) The Parent Fundamental Representations shall be true and correct in all respects (except, with respect to the representations and warranties set forth in Section 4.02 and Section 4.03, to the extent de minimis) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not have, a Parent Material Adverse Effect;

(b) The Parent and the Merger Sub shall have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(e) The Parent shall have delivered to the Company each of the following:

(i) a certificate of an authorized officer of the Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 7.02(a) and 7.02(b), as they relate to such entity, have been satisfied;

(ii) certified copies of resolutions of the requisite holders of the voting shares of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

(iii) certified copies of the resolutions duly adopted by the Parent’s Board of Directors (or its equivalent governing body) and the Merger Sub’s Board of Managers authorizing the execution, delivery and performance of this Agreement; and

(f) The Escrow Agreement and Escrow Securityholders Side Letter shall have been executed and delivered by the Parent and the Escrow Agent, as applicable.

If the Closing occurs, all closing conditions set forth in this Section 7.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VIII

SURVIVAL

8.01 Survival. The parties, intending to modify any applicable statute of limitations, agree that (a) representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parent and the Company;

(b) by the Parent, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.01(a) or Section 7.01(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that the Parent and/or the Merger Sub is not then in breach of this Agreement so as to cause the condition to the Closing set forth in either Section 7.02(a) or Section 7.02(b) to not be satisfied as of the Closing Date;

(c) by the Company, if any of the representations or warranties of the Parent or the Merger Sub set forth in Article IV shall not be true and correct, or if the Parent or the Merger Sub has failed to perform any covenant or agreement on the part of the Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Parent or the Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause the condition to the Closing set forth in Section 7.01(a) or Section 7.01(b) from being satisfied as of the Closing Date; provided that the failure to deliver the Merger Consideration or the payments contemplated by Section 2.02 at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by the Parent and/or the Merger Sub) as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company; and

(d) by the Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the Outside Date; and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall not have (provided that, if such Party is the Parent, neither the Parent nor the Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided that if (i) any Party brings any Action pursuant to Section 12.19 to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended in accordance with Section 12.19(c).

(e) by the Company if, after February 18, 2014, (i) all conditions set forth in Section 7.01 have been satisfied or waived (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions), (ii) the Company has irrevocably confirmed by notice to the Parent that all conditions set forth in Section 7.02 have been satisfied (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) or that it is willing to waive and waives any unsatisfied conditions in Section 7.02 at the Closing and (iii) the Parent and Merger Sub do not consummate the transactions contemplated by this Agreement within two (2) Business Days following the delivery of such notice by the Company.

9.02 Effect of Termination.

(a) In the event this Agreement is terminated by either the Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the last sentence of Section 5.02, this Section 9.02, Section 10.01, and Article XI and Article XII hereof which shall survive the termination of this Agreement (other than the provisions of Section 12.19, which shall terminate)), and there shall be no liability on the part of either the Parent, the Merger Sub, the Financing Sources Related Parties, the Company, the Representative or the Securityholders to one another; provided, however, that, notwithstanding the foregoing, no such termination shall relieve any Party of liability for fraud or willful breaches of this Agreement prior to the time of such termination; provided, further, that in no event shall the aggregate liability of the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, under this Agreement or in connection with the transactions contemplated hereby exceed the Closing Residual Cash Consideration plus the Preference Amount. For purposes of this Agreement and notwithstanding anything to the contrary contained herein, the failure by Parent or Merger Sub to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall be deemed for all purposes hereunder not to constitute a willful breach of this Agreement by Parent and Merger Sub unless (i) the Company has irrevocably confirmed in a written notice delivered to the Parent that (A) all conditions set forth in Section 7.02 have been satisfied (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied upon the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.02 at the Closing and (B) if Parent and Merger Sub perform and the Debt Financing is funded then the Closing will occur, (ii) either the Debt Financing has been funded or the Financing Sources have irrevocably indicated that they are immediately ready, willing and able to fund the Debt Financing if the Closing simultanesouly occurs and (iii) Parent or Merger Sub refuse to consummate the Closing. The Company may, on behalf of the Securityholders, petition a court to award damages in connection with any willful breach by the Parent and/or the Merger Sub of the terms and conditions set forth in this Agreement, and the Parent agrees that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Securityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money). The Company may, additionally, on behalf of the Securityholders, enforce such award and accept damages for such willful breach. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b) In the event that this Agreement is validly terminated by the Company pursuant to Section 9.01(e), then the Parent shall pay or cause to be paid to the Company by wire transfer of immediately available funds a termination fee of $30,000,000 (Thirty Million Dollars), within five (5) Business Days of such termination (the “Termination Fee”), it being understood that in no event shall the Parent be required to pay the Termination Fee on more than one occasion. Notwithstanding the foregoing or any other provisions hereof or otherwise, in the event of a termination pursuant to Section 9.01(e) under no circumstances will the Company or its Affiliates be entitled to, nor will the Company or its Affiliates accept, monetary damages other than the payment of the Termination Fee, as and when due.

(c) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.02 and in Section 12.19 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement and (ii) payment of the Termination Fee pursuant to Section 9.02(b) shall constitute reasonable liquidated damages for the Company’s time, effort and expense in connection with pursuing the transactions contemplated hereby and shall not constitute a penalty. Notwithstanding anything to the contrary contained herein, the right of the Company (i) to receive full payment of the Termination Fee if payable pursuant to Section 9.02(b) if this Agreement is terminated in accordance with Section 9.01(e), (ii) to claim damages in an amount not to exceed the amount of the Closing Residual Cash Consideration plus the Preference Amount resulting from a willful breach of this Agreement by Parent and the Merger Sub or (iii) to be granted specific performance in accordance with Section 12.19(b) shall be the sole and exclusive remedies of the Company against the Parent and the Merger Sub and the Parent Representatives (including the Financing Sources Related Parties) (whether at law, in equity, in contract, in tort or otherwise). For the avoidance of any doubt, while the Company may pursue both (i) a grant of specific performance in accordance with Section 12.19(b) and (ii) the payment of the Termination Fee under Section 9.02(b) in the event of a termination pursuant to Section 9.01(e), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance with regard to the Closing or the type contemplated by Section 12.19(b) and the Termination Fee.

ARTICLE X

ADDITIONAL COVENANTS

10.01 Representative.

(a) Appointment. In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite holders of Company Stock of this Agreement, all of the Securityholders collectively and irrevocably constitute and appoint the Representative, as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Securityholders and others, as contemplated by this Agreement, including receipt of payments made to the Representative under Sections 1.09 or 1.10; (iii) payment of amounts due to the Parent pursuant to Sections 1.09 or 1.10; (iv) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Parent pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by the Parent or Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b) Authorization. Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf. In such event, each Securityholder shall vote in accordance with the pro rata portion of the Merger Consideration paid to such Securityholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. WP JHP Representative LLC hereby accepts its appointment as the initial Representative.

(c) Actions by the Representative; Resignation; Vacancies. The Representative may resign from its position as Representative at any time by written notice delivered to the Parent and the Securityholders. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.01(b) above.

(d) No Liability. All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Representative individually. The Representative shall not have any liability for any amount owed to the Parent pursuant to this Agreement, including Sections 1.09 or 1.10. The Representative shall not be liable to the Company, the Parent, the Merger Sub or any other Person in his or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement. The Representative shall not be liable to the Securityholders, in his or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no liability in its capacity as the Representative to the Parent, the Merger Sub, the Company or the Securityholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of the Securityholders.

(e) Indemnification; Expenses. The Representative may use the Representative Amount to pay any fees, costs, expenses or other obligations incurred by the Representative acting in its capacity as such. Without limiting the foregoing, each Escrow Securityholder shall, only to the extent of such Escrow Securityholder’s Escrow Percentage thereof, indemnify and defend the Representative and hold the Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Escrow Securityholders based on each such Person’s Escrow Percentage. Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder, the Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Escrow Securityholders from the Adjustment Escrow Account to itself no earlier than the date such payments are actually made. The Representative may also from time to time submit invoices to the Escrow Securityholders covering such expenses and Liabilities, which shall be paid by the Securityholders promptly following the receipt thereof on a pro rata basis based on their respective Escrow Percentages. Upon the request of any Escrow Securityholder, the Representative shall provide such Escrow Securityholder with an accounting of all expenses and Liabilities paid by the Representative in its capacity as such.

10.02 Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire

Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Company’s, the Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, the Parent or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No reference in the Disclosure Schedules to any Contract shall be construed as an admission or indication that such Contract is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.03 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, shall be borne one-half by the Parent and one-half by the Securityholders. The appropriate party shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

10.04 Post-Closing Payments. In the event that the Escrow Securityholders are entitled to receive distributions from the Adjustment Escrow Account or payments pursuant to Section 1.05 or Section 1.10, then such amounts shall be reduced by the amount of any additional payments due under the Engagement Letter, if any, on account of such payments and delivered to J.P. Morgan and the remainder delivered to the Representative or the Paying Agent, as applicable, for distribution to the Escrow Securityholders.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods used and applied by the Group Companies in the preparation of the Latest Balance Sheet; provided, that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, the accounting principles, practices, procedures, policies and methods used in the preparation of the Latest Balance Sheet shall control; provided, further, that, notwithstanding the foregoing, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing (including, for the avoidance of doubt, the effect of any Closing payments contemplated by Article I and Article II hereto), (iii) shall follow the defined terms contained in this Agreement, (iv) shall include an assumption that no effect will be given to any Transaction Expenses paid or accrued prior to, at or after the Closing and (v) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Additional Merger Consideration” means, as of any date of determination, without duplication, any purchase price adjustments arising under Section 1.10 payable to the Securityholders.

“Adjusted Target Net Working Capital Amount” means $35,000,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Base Consideration” means Four Hundred Ninety Million Dollars ($490,000,000).

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash” means, with respect to the Group Companies, as of the Reference Time (but before taking into account the consummation of the transaction contemplated hereby), all cash, cash equivalents and marketable securities held by any Group Company at such time and determined in accordance with Accounting Principles. For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts written or issued by any Group Company as of the Reference Time, and (2) include checks and drafts deposited for the account of the Group Companies.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Closing Option Consideration” means, for each In-the-Money Option, the amount equal to the product obtained by multiplying (A) the amount by which the Per Share Closing Residual Cash Consideration exceeds the exercise price of such In-the-Money Option and (B) the aggregate number of shares of Common Stock subject to such In-the-Money Option (rounded down to the nearest whole cent).

“Closing Payment Amount” means (i) the Closing Residual Cash Consideration, plus (ii) the Preference Amount, less (iii) the aggregate amount of Closing Option Consideration, less (iv) the Adjustment Escrow Amount, less (v) the Representative Amount and less (vi) any Merger Consideration that would be due to a Dissenting Stockholder.

“Closing Residual Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the sum of (a) the amount, if any, by which the Estimated Net Working Capital exceeds the Adjusted Target Net Working Capital Amount, and (b) fifty percent (50%) of the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount up to the Adjusted Target Net Working Capital Amount, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the amount of the Preference Amount, minus (vii) the amount of the Estimated Transaction Expenses.

“Closing Tax Liabilities” means all current liabilities for Taxes as of the Reference Time; provided that the Closing Tax Liabilities (i) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing and be calculated without giving effect to and without reference to, and shall not take into account, any Transaction Expenses or any other payments contemplated by Article I and Article II, and (ii) shall follow the defined terms contained in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including but not limited to any successor or substitute federal Tax codes or legislation.

“Common Shareholder” means a holder of Common Stock (including Restricted Stock).

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other employee compensation and benefit plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement of any kind sponsored, maintained, contributed to or required to be contributed to by any of the Group Companies for the benefit of any current or former officer, employee or director of the Group Companies or with respect to which any Group Company has any liability (contingent or otherwise).

“Company Equity Plan” means the 2013 Stock Incentive Plan in effect as of the date hereof.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in the second sentence of Section 3.01, the first and third sentences of Section 3.02, Sections 3.03(a), 3.03(b)(i) and 3.03(c), Section 3.04, and Section 3.19.

“Company Representatives” means the officers, directors, financial advisors, attorneys, accountants, agents and other representatives of the Company and its Subsidiaries.

“Company Stock” means the Common Stock (including shares of Restricted Stock that are vested as of the Effective Time) and Preferred Stock.

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 23, 2013, by and among the Company, JHP Acquisition, LLC, JHP, General Electric Capital Corporation, as administrative agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Engagement Letter” means that certain letter agreement, dated as of November 1, 2013, by and between JHP Group Holdings, Inc. and J.P Morgan Securities LLC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo, N.A or another escrow agent reasonably acceptable to Parent and the Representative.

“Escrow Percentage” means with respect to any Escrow Securityholder, the percentage set forth opposite such Escrow Securityholder’s name on Schedule 1.1.

“Escrow Securityholders” means the Securityholders set forth on Schedule 1.1.

“Escrow Securityholders Side Letter” means the letter agreement by and among the Parent, the Merger Sub and the Escrow Securityholders, dated as of the date hereof, setting forth certain matters relating to this Agreement and the Escrow Agreement.

“FDA” means the Food and Drug Administration of the United States of America.

“Final Residual Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.09, plus (iii) the sum of (a) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.09 exceeds the Adjusted Target Net Working Capital Amount and (b) fifty percent (50%) of the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.09 exceeds the Target Net Working Capital Amount up to the Adjusted Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.09 is less than the Target Net Working Capital Amount, plus (v) the amount of Cash as finally determined pursuant to Section 1.09, minus (vi) the Preference Amount, minus (vii) the amount of the Transaction Expenses as finally determined pursuant to Section 1.09.

“Financing Sources Related Party” means the Lenders and any lender, arranger or agent of or under the Debt Financing and their respective affiliates and their respective officers, employees, directors, partners, controlling parties, advisors, agents and representatives.

“Fully Diluted Shares” means the sum of (x) the aggregate number of shares of Common Stock (excluding shares of Restricted Stock that are not vested as of the Effective Time and Excluded Shares) outstanding immediately prior to the Effective Time, (y) the number of shares of Common Stock underlying any In-the-Money Options as of immediately prior to the Effective Time and (z) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock in accordance with Article IV.B.4 of the Certificate of Incorporation immediately prior to the Effective Time (rounded down to the nearest whole cent).

“GAAP” means United States generally accepted accounting principles consistently applied. With respect to the computations pursuant to Section 1.08 and Section 1.09, GAAP shall be as in effect as of the Reference Time.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, arbitrator, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries, including JHP.

“Hold Back Amount” shall have the meaning provided in Schedule 3.06.

“Indebtedness” means, as of any particular time with respect to the Group Companies, without duplication, (i) the unpaid principal amount of, accrued interest on and all unpaid penalties, fees, premium and other amounts outstanding and required to be paid to terminate and fully satisfy any obligation under or in respect of (A) all indebtedness for borrowed money and (B) all indebtedness evidenced by notes, bonds, debentures or similar contracts or agreements (excluding all intercompany indebtedness between or among the Group Companies), (ii) all obligations of the Group Companies under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies, (iii) net obligations in respect of contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements, (iv) obligations in respect of letters of credit and bankers’ acceptances, (v) all obligations (contingent or otherwise) for the deferred purchase price of assets, property or services (which for clarity shall not include royalties, earn outs, milestones and similar payments) and (vi) all guarantees provided by any Group Company in respect of the indebtedness or obligations referred to in clauses (i), (ii), (iii), (iv) and (v). Notwithstanding the foregoing, “Indebtedness” shall not include (a) any letters of credit to the extent not drawn upon, (b) any bank guarantees, (c) non-cancellable purchase commitments, (d) surety bonds and performance bonds or (e) any intercompany indebtedness among the Group Companies. For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby).

“Intellectual Property” means all of the following owned or used by any Company Group: (i) patents and patent applications, including continuations, divisional, continuations-in-part, renewals, extensions and reissues, (ii) trademarks, service marks, trade dress, logos, domain names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software, (iv) Technology.

“In-the-Money Option” shall mean an Option with an exercise price that is less than the Per Share Closing Residual Cash Consideration, determined as of immediately prior to the Effective Time.

“JHP” means JHP Pharmaceuticals, LLC, a Delaware limited liability company.

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge of Stuart Hinchen and Peter Jenkins as of the applicable date, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Law” means any law, rule, regulation, judgment, injunction, order, decree, government agency interpretation of such, or other restriction of any Governmental Entity.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person.

“Liens” means liens, security interests, charges or other similar encumbrances.

“Liquidation Value” means, with respect to a share of Preferred Stock, the amount payable in respect of such share of Preferred Stock as of immediately prior to the Effective Time in accordance with Article IV.B.2.1 of the Certificate of Incorporation.

“Losses” means all actual damages, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses.

“ML Inventory” means Aplisol Master Lot 5 inventory.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (i) the business, assets, operations, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, or (ii) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) operating, business, regulatory or other conditions in the industry in which the Group Companies operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iii) any stoppage or shutdown of any U.S. government activity (including any default by the U.S. government or delays in payments by government agencies or delays or failures to act by any Governmental Entity); (iv) the announcement or pendency of the transactions contemplated by this Agreement or compliance with the terms of, or taking any action permitted by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (v) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof; (vi) changes in applicable Laws; (vii) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (provided, that clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (viii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (ix) hurricanes, earthquakes, floods or other natural disasters; provided, however, that any change, effect, event, occurrence, state of facts or development set forth in sub-clauses (i), (viii) or (ix) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent that such change, effect, event, occurrence, state of facts or development has a disproportionate adverse effect on the Group Companies as compared to other participants in which the Group Companies operate.

“Merger Consideration” means, collectively, the Common Stock Merger Consideration, the Restricted Stock Merger Consideration, the Option Consideration and the Preferred Stock Merger Consideration.

“Net Working Capital” means (i) all current assets (excluding Cash and current Tax assets and the current portion of deferred Tax assets) of the Group Companies as of the

Reference Time, minus (ii) all current Liabilities (excluding Indebtedness, Transaction Expenses and all current Tax liabilities and the current portion of deferred Tax liabilities) of the Group Companies as of the Reference Time, in each case, determined in accordance with the Accounting Principles; provided, that for purposes of calculating “Net Working Capital”, no ML Inventory, whether characterized as current or not, shall be included as a current asset. The Parties have attached hereto the Reference Statement, including an illustration of “Net Working Capital”, as if it would have been calculated as of November 30, 2013.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided, that, for the avoidance of doubt, no Party to this Agreement will be considered a Non-Recourse Party.

“Option” means an outstanding and unexercised stock option to purchase shares of Common Stock under the Company Equity Plan.

“Option Agreements” means the outstanding agreements evidencing any Options (including the relevant grant notices).

“Option Consideration” means, for each In-the-Money Option, the amount equal to the sum of (A) the Closing Option Consideration and (B) the product obtained by multiplying (i) the Per Share Additional Merger Consideration by (ii) the aggregate number of shares of Common Stock subject to such In-the-Money Option, less applicable withholding Taxes.

“Optionholder Percentage” means the amount, expressed as a percentage, equal to the quotient obtained by dividing (i) the number of shares of Common Stock underlying any In-the-Money Options as of immediately prior to the Effective Time by (ii) the Fully Diluted Shares.

“Organizational Documents” means the Bylaws of the Company, as amended through the date hereof, and the Certificate of Incorporation.

“Outside Date” means April 30, 2014.

“Parent Fundamental Representations” means the representations and warranties of the Parent set forth in Sections 4.01, 4.02 and 4.06.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

“Parent Representatives” means the officers, directors, financial advisors, attorneys, accountants, agents and other representatives of the Parent.

“Paying Agent” means Wells Fargo, N.A or another paying agent reasonably acceptable to Parent and the Representative.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property or the Owned Real Property which do not materially impair the occupancy or use of the Leased Real Property or the Owned Real Property for the purposes for which it is currently used or proposed to be used in connection with the Companies’ and their Subsidiaries’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by a current title commitment, or accurate survey of each parcel of real property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens arising in connection with sales of foreign receivables; (ix) liens on goods in transit incurred pursuant to documentary letters of credit; (x) liens securing rental payments under capital lease arrangements; and (xi) liens the existence of which would not have a material impact on the value or use of the property.

“Per Share Additional Merger Consideration” means the amount equal to the quotient obtained by dividing (i) the Additional Merger Consideration by (ii) the Fully Diluted Shares.

“Per Share Closing Residual Cash Consideration” means the amount equal to the quotient obtained by dividing (i) the sum of (x) the Closing Residual Cash Consideration and (y) the product of (A) the exercise price of each In-the-Money Option multiplied by (B) the number of shares of Common Stock underlying each such In-the-Money Option, by (ii) the Fully Diluted Shares.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Preference Amount” means an amount equal to the aggregate Liquidation Value paid to the holders of Preferred Stock in accordance with Section 1.02(a)(i) hereof.

“Preferred Share Common Equivalent” means, with respect to a share of Preferred Stock, the number of shares of Common Stock into which such share of Preferred Stock would be convertible as of immediately prior to the Effective Time in accordance with Article IV.B.4 of the Certificate of Incorporation.

“Preferred Shareholder” means a holder of Preferred Stock.

“Pro Rata Percentage” means, with respect to any Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the number of shares of Common Stock (including vested Restricted Stock) held by such Securityholder immediately prior to the Effective Time, (ii) the number of shares of Common Stock underlying any In-the-Money Options held by such Securityholder as of immediately prior to the Effective Time, and (iii) the number of shares of Common Stock issuable upon the conversion of any shares of Preferred Stock held by such Securityholder in accordance with Article IV.B.4 of the Company Certificate of Incorporation immediately prior to the Effective Time by (b) the Fully Diluted Shares.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of December 31, 2012, by and among JHP Holdings, LLC, JHP and JHP Acquisition, LLC.

“Reference Time” means 12:01 a.m., New York time, on the Closing Date.

“Restricted Stock” means the outstanding shares of restricted Common Stock granted pursuant to the Company Equity Plan.

“Restricted Stock Agreements” means the outstanding agreements evidencing any Restricted Stock (including the relevant grant notices).

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” means Section 409A of the Code.

“Securityholder” means a Common Shareholder, a Preferred Shareholder or a holder of an In-the-Money Option.

“Securityholder Percentage” means the amount, expressed as a percentage, equal to one hundred percent (100%) less the Optionholder Percentage.

“Spot Rate” means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any date of determination, the rate of exchange of U.S. dollars for such currency appearing in the Wall Street Journal published on the Business Day immediately prior to such date of determination.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Target Net Working Capital Amount” means $28,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, profits, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, ad valorem, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, net worth, recording, escheat or unclaimed property obligation, employee or other withholding, or other tax, charge, fee, levy or other assessment, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules, other attachments thereto or any related or supporting information and including any amendments thereof) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Technology” means trade secrets, inventions, know-how, technical information, designs, data (including clinical data), results of experimentation, software, firmware, hardware, equipment, biological and other materials, prototypes, test devices, and all other technology whether patentable or unpatentable and whether or not reduced to practice, and all improvements, modifications, derivatives, and all documents and materials recording any of the foregoing.

“Transaction Expenses” means (i) all fees and expenses of the Group Companies incurred or payable by the Group Companies with respect to matters occurring prior to the Effective Time and not paid prior to the Effective Time including fees and expenses payable to professionals (including, without limitation, investment bankers, attorneys, accountants and other consultants and advisors, including, without limitation, J.P. Morgan and Willkie Farr & Gallagher LLP) retained by any Group Company in connection with the negotiation, execution and delivery of this Agreement and any other Contracts relating hereto and the consummation of the transactions contemplated hereby and thereby, (ii) the amounts payable by any Group Company in respect of any change in control payment, employee bonus, transaction bonus or severance payments or other payments to be made to any current or former employee, independent contractor, director or officer of any of the Group Companies at or after the Closing pursuant to any agreement to which any of the Group Companies is a party prior to the Effective Time which becomes payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (including the employer portion of any employment Taxes payable on or triggered by any such payment made in connection with the cancellation of the Options) (provided, that any of the foregoing payments that are severance payments and that are triggered by a termination of employment which occurs following the Closing shall not be a Transaction Expense), (iii) any fees payable by any Group Company pursuant to the Engagement Letter, (iv) any amounts pursuant to any management services agreement or similar arrangement with Warburg Pincus or any other Affiliate thereof (whether or not arising in connection with this Agreement or the transactions contemplated hereby), (v) any unpaid amounts owed under the Hold Back Amount and (vi) all Closing Tax Liabilities.

“USD Equivalent” means, in respect of any amount expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the Spot Rate.

“Warburg Pincus” means (i) JHP Investment, LLC and (ii) Warburg Pincus Private Equity XI, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WPXI Finance, LP, together with any successors and affiliated funds.

11.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b) Successor Laws. Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

280G Approval	5.08
Acquisition Transaction	5.04
Action	3.11
Adjustment Escrow Account	1.11
Adjustment Escrow Amount	1.11
Adjustment Escrow Excess Amount	1.10(b)
Adjustment Escrow Shortfall Amount	1.10(b)
Affiliate Contract	3.18
Agreement	Preface
Certificate of Merger	1.01(b)
Closing	2.01
Closing Balance Sheet	1.09
Closing Date	2.01
Closing Statement	1.09

Term	Section No.

Common Stock	3.04
Common Stock Merger Consideration	1.02(b)
Company	Preface
Company IP	3.10(a)
Company Products	3.05(b)
Confidentiality Agreement	5.02
Controlled Group	3.13(b)
Current Policies	6.03(b)
Debt Financing	4.07
Debt Financing Commitment	4.07
D&O Indemnified Party	6.03(a)
D&O Tail	6.03(b)
Debt Financing	4.07
Debt Financing Commitment	4.07
DGCL	1.01(a)
Disclosure Schedules	10.02
Dispute Resolution Arbiter	1.09
Dissenting Share	1.12
Dissenting Stockholder	1.12
Effective Time	1.01(b)
Environmental and Safety Requirements	3.16(a)
Escrow Agreement	1.11
Estimated Cash	1.08
Estimated Closing Statement	1.08
Estimated Indebtedness	1.08
Estimated Net Working Capital	1.08
Estimated Transaction Expenses	1.08
Excluded Shares	1.02(d)
Financial Statements	3.05
Financing Sources	4.07
HSR Act	3.12
Inbound IP Contracts	3.10(c)
Latest Balance Sheet	3.05
Leased Real Property	3.07(a)
Lenders	4.07
Letter of Transmittal	1.04
Material Contracts	3.09(b)
Merger	1.01(a)
Merger Sub	Preface
Objections Statement	1.09
Offering Documents	5.09
Order	3.11
Outbound IP Contracts	3.10(c)
Owned Real Property	3.07(b)

Term	Section No.

Parent	Preface
Parent’s Representatives	5.02
Parties	Preface
Paying Agent Agreement	1.04
Permits	3.15
Preferred Stock	3.04
Preferred Stock Merger Consideration	1.02(a)
Premium Amount	6.03(b)
Real Property Leases	3.07(a)
Reference Statement	1.14
Representative	Preface
Representative Amount	1.05
Restricted Stock Merger Consideration	1.02(c)
Schedule	10.02
Securities Act	3.04
Shareholder Approval	7.01(c)
Shortfall Amount	1.10(b)
Surviving Company	1.01(a)
Termination Fee	9.02(b)
Waived 280G Benefits	5.08
WF&G	12.20
Written Consent	7.01(f)

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any Party without the joint approval of the Parent and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case the Parent and the Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication; provided, however, without the consent of, Parent or the Representative, Warburg Pincus may provide general information about the subject matter of this Agreement in connection with fund raising, marketing, informational or reporting activities; and provided, further, however, a Party may issue a press release or public announcement related to this Agreement or the transactions contemplated herein that does not disclose the material terms thereof (other than transaction value) after the Closing without the consent of the other Party.

12.02 Expenses. Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Merger Sub and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

Notices to the Parent, Surviving Company and/or the Merger Sub:

Par Pharmaceutical Companies, Inc.

300 Tice Blvd.

Woodcliff Lake, NJ 07677

Attn: Barry Gilman, Esq.

Facsimile: 201-802-4600

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attn: William M. Shields

Facsimile.: (617) 951-7050

Notices to the Representative:

WP JHP Representative LLC

c/o Warburg Pincus & Co.

450 Lexington Avenue

New York, NY 10017

Attn: Elizabeth H. Weatherman

         Noah J. Knauf

Facsimile: (212) 878-9351

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Robert T. Langdon, Esq.

                  Thomas Mark, Esq.

Facsimile: (212) 728-8111

Notices to the Company:

c/o JHP Pharmaceuticals, LLC

One Upper Pond Road

Building D, 3rd Floor

Parsippany, New Jersey 07054

Attn: Chief Executive Officer

Facsimile: (866) 923-4547

with copies to (before the Closing) (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Robert T. Langdon, Esq.

         Thomas Mark, Esq.

Facsimile: (212) 728-8111

12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Parent, the Merger Sub or the Representative without the prior written consent of the non-assigning Parties; provided that the Parent and the Merger Sub may grant a security interest in, and collaterally assign, any of their rights under this Agreement pursuant to Parent’s existing credit agreement (and related security documents).

12.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by the Parent, the Company (or the Surviving Company following the Closing) and the Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that after the receipt of the Shareholder Approval, no amendment to this Agreement shall be made which by Law requires further approval by the stockholders of the Company without such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) and other documents executed in connection herewith or at the Closing contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to such subject matter in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10 Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the Securityholders and shall be enforceable by the Representative on behalf of the Securityholders; provided, that no Securityholder shall have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions shall be taken solely by the Representative on behalf of the Securityholders as provided in Section 10.01 hereof. In addition, (a) the Representative shall have the right, but not the obligation, to enforce any rights of the Company or the Securityholders under this Agreement, (b) Warburg Pincus shall have the right to enforce its rights under Sections 12.01 and 12.20, (c) the former directors and officers of the Company shall have the right to enforce their respective rights under Section 6.03, (d) WF&G shall have the right to enforce its rights under Section 12.20, (e) the Financing Sources Related Parties shall have the right to enforce this Section 12.10 and Sections 9.02, 12.11, 12.15 and 12.16 and (f) the Non-Recourse Parties shall have the right to enforce Section 12.18. Except as otherwise expressly provided in this Section 12.10, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.11 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING ANY LITIGATION AGAINST THE FINANCING SOURCES RELATED PARTIES ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING COMMITMENT), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Parent Deliveries. The Parent agrees and acknowledges that all documents or other items delivered or made available to the Parent’s Representative shall be deemed to be delivered or made available, as the case may be, to the Parent for all purposes hereunder.

12.13 Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, Parent, Merger Sub and Representative.

12.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

12.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.16 Jurisdiction. Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided, that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Related Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any federal court of the United States of America located in, or, if that court does not have subject matter jurisdiction, in any state court located in, in each case, the Borough of Manhattan in the City of New York.

12.17 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

12.18 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the Parties to this agreement, and no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.

12.19 Specific Performance.

(a) Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 12.19(b) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Subject to Section 12.19(b), each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) Notwithstanding the foregoing or any other provisions hereof or otherwise, the Company shall be entitled to specific performance of the Parent’s or the Merger Sub’s obligations to cause the transactions contemplated by this Agreement to close if and only if (i) all conditions in Section 7.01 have been satisfied or waived (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied or waived upon the Closing) at the time when the Closing would have occurred pursuant to the terms hereof and remain satisfied or waived, (ii) the Company has irrevocably confirmed in a written notice delivered to the Parent that (A) all conditions set forth in Section 7.02 have been satisfied (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied upon the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.02 at the Closing and (B) if specific performance is granted and the Debt Financing is funded then the Closing will occur and (iii) either the Debt Financing has been funded or the Financing Sources have irrevocably indicated that they are immediately ready, willing and able to fund the Debt Financing if the Closing simultaneously occurs.

(c) To the extent any Party brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action, claim, complaint or other proceeding.

12.20 Waiver of Conflicts. Recognizing that Willkie Farr & Gallagher LLP (“WF&G”) has acted as legal counsel to certain of the Securityholders (including Warburg Pincus and its Affiliates) and the Company, its Affiliates and the Group Companies prior to the Closing, and that WF&G intends to act as legal counsel to certain of the Securityholders (including Warburg Pincus and its Affiliates) after the Closing, each of the Parent and the Surviving Company (including on behalf of the Group Companies) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with WF&G representing any of the Securityholders (including Warburg Pincus and its Affiliates) and/or its Affiliates after the Closing as such representation may relate to the Parent, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Securityholders (including Warburg Pincus and its Affiliates) and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Securityholders and their Affiliates (and not the Group Companies or the Surviving Company). Accordingly, the Group Companies and the Surviving Company shall not have access to any such communications, or to the files of WF&G relating to engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the applicable Securityholders and their Affiliates (and not the Group Companies or the Surviving Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies or the Surviving Company shall be a holder thereof, (ii) to the extent that files of WF&G in respect of such engagement constitute property of the client, only the applicable Securityholders and their Affiliates (and not the Group Companies or the Surviving Company) shall hold such property rights and (iii) WF&G shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies or the Surviving Company by reason of any attorney-client relationship between WF&G and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Parent, the Surviving Company or any of the Group Companies and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company (including on behalf of the Group Companies) may asset the attorney-client privilege to prevent disclosure of confidential communications by WF&G to such third party; provided, however, that neither the Surviving Company nor any of the Group Companies may waive such privilege without the prior written consent of the Representative, on behalf of the Securityholders.

12.21 Acknowledgment of the Parent and the Merger Sub. The Parent and the Merger Sub acknowledge that they have conducted to their satisfaction an independent investigation and verification of the condition (financial and otherwise), results of operations, assets, liabilities, properties and projected operations of the Group Companies and, in making their determination to proceed with the transactions contemplated by this Agreement, the Parent and the Merger Sub have relied on the results of their own independent investigation and verification and the Parent and the Merger Sub have relied on the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the disclosures made in the Disclosure Schedules. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and the Securityholders to the Parent and the Merger Sub in connection with the transactions contemplated hereby, and the Parent and the Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities of the Group Companies, or the quality, quantity or condition of the assets of the Group Companies) are specifically disclaimed by the Company and the Securityholders. Except as expressly provided in this Agreement, the Company, its Subsidiaries and the Securityholders do not make or provide, and the Parent and the Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, conformity to samples, or condition of the assets of the Group Companies or any part thereto. In connection with the Parent’s and the Merger Sub’s investigation of the Group Companies, the Parent and the Merger Sub have received certain projections, including projected statements of operating revenues and income from operations of the Group Companies and certain business plan information. The Parent and the Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Parent and the Merger Sub are familiar with such uncertainties and that the Parent and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Parent and the Merger Sub hereby acknowledge that none of the Company, its Subsidiaries or the Securityholders is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Parent and the Merger Sub have not relied on any such estimates, projections or other forecasts or plans.

12.22 USD Equivalent. To the extent computation of any amounts contemplated by this Agreement (including the Merger Consideration, the Final Residual Cash Consideration and any of the thresholds or other amounts contemplated by Article VIII) include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the USD Equivalent; provided, however, that when determining the Final Residual Cash Consideration and any pre-closing or post-closing computations thereof for purposes of Section 1.10, the USD Equivalent shall be determined using the Spot Rate on the Closing Date.

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	JHP GROUP HOLDINGS, INC.

	By:	/s/ Stuart Hinchen
	Its:	Chief Executive Officer

Parent:	PAR PHARMACEUTICAL COMPANIES INC.

	By:	/s/ Paul V. Campanelli
	Its:	Chief Executive Officer

Merger Sub:	JUNIPER MERGECO, INC.

	By:	/s/ Paul V. Campanelli
	Its:	Chief Executive Officer

Representative:	WP JHP REPRESENTATIVE, LLC, solely in its capacity as the Representative

	By:	Timothy J. Curt
	Its:	Vice President